UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Cooper Industries PLC

(Name of Registrant as Specified in its Charter)

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March 13, 2012

Fellow Shareholder:

We cordially invite you to attend the Annual Meeting of Cooper Industries’ shareholders. The meeting will be held on Monday, April 23, 2012, at 4:00 p.m. at The Merrion Hotel in Dublin, Ireland.

The notice of meeting and proxy statement following this letter describe the business to be conducted at the meeting including the election of three directors.

This year, we elected to furnish proxy materials to shareholders on the Internet pursuant to rules adopted by the Securities and Exchange Commission. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient, more cost effective and more environmentally friendly. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to each of our shareholders, except a limited number of shareholders including those who previously elected to receive printed copies of all future proxy materials.

Your vote is important. Please take a moment now to vote your proxy over the Internet, by telephone or if this proxy statement was mailed to you by signing, dating and returning your proxy card in the envelope provided, even if you plan to attend the meeting. The Notice of Annual meeting on the inside cover of this proxy statement includes instructions on how to vote your shares.

The Board of Directors appreciates and encourages shareholder participation. Thank you for your continued support.

Sincerely,

KIRK S. HACHIGIAN

Chairman, President and

Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

COOPER INDUSTRIES PLC

TIME	4:00 p.m. on Monday, April 23, 2012.

PLACE	The 2012 Annual Meeting of Shareholders of Cooper Industries plc (“Cooper” or the “Company”) will be held at The Merrion Hotel, 22-24 Upper Merrion Street, Dublin, Ireland. You can obtain directions to attend the Annual Meeting on our website at www.cooperindustries.com in the “Investors” section under the “Annual Meeting” tab.

ITEMS OF BUSINESS	1. Elect the three directors named in the proxy statement to serve until our 2015 Annual Meeting;

2. Consider the Company’s Irish Statutory Accounts for the year ended December 31, 2011 and the related reports of the directors and auditors;

3. Ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2012 and authorize the Audit Committee of the Board of Directors to set their remuneration;

4. Advisory approval of the Company’s executive compensation;

5. Authorize any subsidiary of the Company to make market purchases of Company shares;

6. Authorize the reissue price range of treasury shares; and

7. Transact any other business as may properly come before the meeting or any postponement or adjournment thereof.

Proposal 6 is a special resolution requiring the approval of not less than 75% of the votes cast at the meeting. The other proposals are ordinary resolutions requiring a simple majority of the votes cast.

RECORD DATE	Holders of ordinary shares of record at the close of business on February 29, 2012, may vote at the meeting.

FINANCIAL STATEMENTS	Our audited financial statements for the year ended December 31, 2011 and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included in our Form 10-K, which is contained in the Annual Report that accompanies this proxy statement. In addition, our Irish Statutory Accounts for the year ended December 31, 2011 and the related reports of the directors and auditors are included in materials that accompany this proxy statement.

VOTING YOUR PROXY	Shareholders can vote by one of the following methods:

1. CALL 1-800-690-6903 to vote by telephone anytime up to 11:59 p.m. Eastern Standard time in the U.S. on April 22, 2012; OR

2. GO TO THE WEBSITE: www.proxyvote.com to vote over the Internet anytime up to 11:59 p.m. Eastern Standard time in the U.S. on April 22, 2012; OR

3.      IF PRINTED PROXY MATERIALS WERE MAILED TO YOU, MARK, SIGN, DATE AND RETURN your proxy card in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

INTERNET AVAILABILITY OF PROXY MATERIALS	Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 23, 2012. The proxy statement, Annual Report to Shareholders including the Form 10-K, and our Irish Statutory Accounts are also available at www.proxyvote.com.

By order of the Board of Directors:

TERRANCE V. HELZ

Associate General Counsel and Secretary

March 13, 2012

Registered Office:

Unit F10, Maynooth Business Campus

Maynooth, Ireland

YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND THE MEETING AND VOTE, THEN YOU ARE ALSO ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. THIS PROXY IS NOT REQUIRED TO BE A SHAREHOLDER OF THE COMPANY. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT, EVEN IF YOU HAVE RETURNED A PROXY.

PROXY STATEMENT

The Board of Directors of Cooper Industries plc (“Cooper”) is soliciting your proxy to vote at our 2012 Annual Meeting of Shareholders on April 23, 2012. This booklet contains information about the items being voted on at the Annual Meeting and information about Cooper.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

Cooper has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with Cooper’s solicitation of proxies for use at the Annual Meeting to be held on Monday, April 23, 2012 at 4:00 p.m. local time, at The Merrion Hotel, 22-24 Upper Merrion Street, Dublin, Ireland and at any postponement or adjournment thereof. These materials were first sent or given to shareholders on March 13, 2012. You are invited to attend the Annual Meeting and vote upon the proposals described in this Proxy Statement.

What may I vote on?

•	The election of three nominees to serve on our Board of Directors;

•	Consideration of Cooper’s Irish Statutory Accounts for the year ended December 31, 2011 and related reports of the directors and auditors;

•

Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2012 and authorization of the Audit Committee of the Board of Directors to set their remuneration;

•	Advisory approval of the Company’s executive compensation;

•	Authorization for any Cooper subsidiaries to make market purchases of Cooper shares; and

•	Authorization of the reissue price range of treasury shares.

How does the Board recommend I vote on the proposals?

The Board recommends a vote FOR each of the proposals described in the item immediately above.

Who is entitled to vote?

Each ordinary share of Cooper’s stock has one vote on each matter. Only shareholders of record as of the close of business on February 29, 2012 are entitled to receive notice of, attend and to vote at the Annual Meeting.

How do I vote?

We request that you vote your shares as promptly as possible. You may vote your shares by means of a proxy using one of the following methods of voting if you have shares registered in your own name:

•	electronically using the Internet,

•	by telephone, or

•	If this proxy statement was mailed to you, by signing and dating the enclosed proxy card and returning it in the prepaid envelope.

The instructions for these three methods are contained on the Notice of Annual Meeting which immediately follows the cover page of this proxy statement and also on the proxy card. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted as recommended by the Board of Directors. The giving of such proxy does not affect your right to vote in person if you attend the meeting.

If you are a shareholder of record, you may vote in person at the Annual Meeting. If your shares are not registered in your name, you may also vote your shares in person at the Annual Meeting, but you must request a “legal proxy” to do so. Please contact your broker or agent in whose name your shares are registered for instructions regarding obtaining a legal proxy. If you hold Cooper shares through a broker, bank or other agent, you may appoint proxies and vote as provided by that bank, broker or agent.

Can I revoke my proxy card?

Whichever voting method you use, you have the right to revoke your proxy at any time before the meeting by:

•	filing with Cooper’s Corporate Secretary an instrument revoking your proxy;

•	attending the meeting and giving notice of revocation; or

•	submitting a later-dated proxy by any of the three voting methods described above.

What shares are included on my proxy card?

The shares listed on your Notice of Internet Availability of Proxy Materials and your proxy card represent ALL of your record shares, including the following, as applicable:

•	shares held in a book-entry account at Computershare Trust Company, N.A., Cooper’s transfer agent;

•	shares held in the Cooper Dividend Reinvestment and Stock Purchase Plan;

•	shares held in custody for your account by State Street Bank, as Trustee of the Cooper Industries Retirement Savings and Stock Ownership Plan (“Cooper Savings Plan”); and

•	shares held in custody for your account by Fidelity Management Trust Company, as Trustee of the Apex Tool 401(k) Savings Plan (“Apex Savings Plan”).

If you do not properly submit your proxy by one of the three methods described above or attend and vote in person, your shares (except for the Cooper Savings Plan) will not be voted. See below for an explanation of the voting procedure for shares held in the Cooper Savings Plan and the Apex Savings Plan.

If you hold shares in a broker account, you will receive a separate proxy card and instructions from your broker.

How is Cooper Stock in the Cooper Savings Plan and the Apex Savings Plan voted?

If you hold shares through the Cooper Savings Plan, you must instruct the Trustee, State Street Bank, how to vote your shares. If you do not properly submit your proxy by one of the three methods described above (or if you submit your proxy with an unclear voting designation, or with no voting designation at all), then the Trustee will vote the shares in your Cooper Savings Plan account in proportion to the way the other Plan participants voted their shares. The Trustee will also vote ordinary shares not yet allocated to participants’ accounts in proportion to the way that participants voted their shares. Cooper Savings Plan votes receive the same confidentiality as all other shares voted.

If you hold shares through the Apex Savings Plan, you must instruct the Trustee, Fidelity Management Trust Company, how to vote your shares. If you do not properly submit your proxy by one of the three voting methods described above (or if you submit your proxy with an unclear voting designation, or with no voting designation at all), then your Apex Savings Plan shares will not be voted.

How many shares can vote?

As of February 29, 2012 record date, 158,936,572 ordinary shares were issued and outstanding. These are the only securities entitled to vote.

What vote is required for approval?

Provided a quorum is present, the election of a director, the consideration of Cooper’s Irish Statutory Accounts, the appointment of the independent auditors and the authorization for the Company’s subsidiaries to make market purchases of Cooper shares are ordinary resolutions requiring a majority of the votes cast. Authorization of the reissue price range treasury shares is a special resolution that requires the approval of at least 75% of the votes cast.

Although the shareholder vote on executive compensation is nonbinding on Cooper or the Board of Directors, the opinion of our shareholders is valued by Cooper management and the Board. The advisory vote regarding executive compensation will be considered approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

Abstentions and broker nonvotes will not be considered votes properly cast at the Annual Meeting. Because approval of all the proposals is based on the votes properly cast at the Annual Meeting, abstentions and broker nonvotes will not have any effect on the outcome of voting on any of these proposals.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting for the transaction of business. This is called a quorum. Shareholders may represent their shares by attending the meeting or their shares may be represented at the meeting by proxy. If you submit a valid proxy by any of the described methods, even if you abstain from voting, then your shares will be counted for purposes of determining if there is a quorum. Abstentions and broker nonvotes are considered present for purposes of determining a quorum. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Who can attend the Annual Meeting?

Attendance at the Annual Meeting is limited to shareholders. If you own Cooper shares on February 29, 2012, you may attend the Annual Meeting. Please indicate on your proxy if you plan to attend. If your shares are held through a broker and you would like to attend, please write to the Office of the Corporate Secretary, Cooper Industries plc, Unit F10, Maynooth Business Campus, Maynooth, Ireland, or bring proof of ownership to the meeting. Each shareholder may be asked to provide a valid picture identification, such as a driver’s license or passport and proof of ownership as of the Record Date. The use of cell phones, smartphones, pagers, recording and photographic equipment is not permitted in the meeting room at the Annual Meeting.

How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the Annual Meeting, if any other business is properly presented at the Annual Meeting, your proxy will be voted as determined by the persons voting the proxies.

What is the deadline to propose actions for consideration at the 2013 Annual Meeting of Shareholders?

All shareholder proposals must be submitted in writing to the Office of the Corporate Secretary, Cooper Industries plc, Unit F10, Maynooth Business Campus, Maynooth, Ireland and must be received no later than November 13, 2012. Shareholder proposals must also meet all other requirements of the Securities and Exchange Act of 1934 to be eligible for inclusion. If a shareholder proposal is received after January 27, 2013, the persons voting the proxies may vote in their discretion on such proposal as to all the shares for which they have received proxies for the 2013 Annual Meeting of Shareholders.

Who will serve as the inspector of election?

A representative of Broadridge Financial Solutions will serve as the inspector of election.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in Cooper’s Current Report on Form 8-K, which the company is required to file with the SEC within four business days following the Annual Meeting.

Who is paying for the costs of this proxy solicitation?

Cooper is paying the costs of solicitation of proxies. We have retained Georgeson Inc. to assist in the distribution of proxy materials and solicitation of votes for a fee of $16,000, plus out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses of forwarding proxy and solicitation materials to shareholders. Our directors, officers and employees may also solicit proxies without additional compensation by letter, telephone or otherwise.

COOPER STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of February 29, 2012, there were 13,657 registered holders of Cooper shares. We know of no person who was the beneficial owner of more than five percent of the outstanding shares of our voting securities as of that date, other than the following which have filed statements of ownership on Schedule 13G with the Securities and Exchange Commission.

Title and Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(5)
Ordinary shares	T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	19,284,706	(1)	12.2%

Ordinary shares	Barrow, Hanley, Mewhinney & Strauss 2200 Ross Avenue, 31st Floor Dallas, Texas 75201-2761	12,397,988	(2)	7.8%

Ordinary shares	Vanguard Windsor Funds Vanguard Windsor II Fund 100 Vanguard Boulevard Malvern, Pennsylvania 19355	11,547,688	(3)	7.3%

Ordinary shares	Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	8,339,216	(4)	5.3%

(1)	Based on Schedule 13G filed February 8, 2012 by T. Rowe Price Associates, Inc., which has sole voting power over 4,973,783 shares and sole dispositive power over 19,284,706 shares.
(2)	Based on Schedule 13G filed February 10, 2012 by Barrow, Hanley, Mewhinney & Strauss, Inc., which has sole dispositive power over 12,397,988 shares, sole voting power over 427,300 shares and shared voting power over 11,970,688 shares.
(3)	Based on Schedule 13G filed January 26, 2012 by Vanguard Windsor Funds – Vanguard II fund, which has sole voting power over 11,547,688 shares.
(4)	Based on Schedule 13G filed February 8, 2012 by Vanguard Group, Inc., which has sole dispositive power over 8,113,487 shares and shared dispositive power and sole voting power over 225,729 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. is the beneficial owner of 225,729 shares as a result of serving as investment manager of collective trust accounts.
(5)	Calculated on the basis of 158,314,748 shares that are issued and outstanding as of December 31, 2011.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. Each class is elected for a term of three years, so that the term of one class of directors expires at every meeting.

The Board of Directors has nominated three persons for election as directors in the class whose term will expire at the Annual Meeting in 2015. The nominees are: Ivor J. Evans, Kirk S. Hachigian and Lawrence D. Kingsley. All of the nominees are current members of the class whose term expires at the meeting.

NOMINEES WHOSE TERMS EXPIRE IN 2015

IVOR J. EVANS Chairman – Management Development and Compensation Committee Member – Committee on Nominations and Corporate Governance and Executive Committee Director since 2003 Age: 69	Mr. Evans is an operating partner of HCI Equity Partners, a private equity firm. He previously served as Vice Chairman of Union Pacific Corporation and its principal operating company, Union Pacific Railroad Company, a rail carrier and transportation company, until February 2005. He is also a director of Meritor, Inc., Roadrunner Transportation Systems, Inc., Spirit Aerosystems Holdings, Inc., and Textron Inc. He is a former director of Suntron Corporation.

KIRK S. HACHIGIAN Chairman – Executive Committee Director since 2004 Age: 52	Mr. Hachigian is Chairman, President and Chief Executive Officer of Cooper Industries plc. He was named Chairman in February 2006 and President and Chief Executive Officer in May 2005. He previously held various executive positions with Cooper since joining the Company in April 2001. He is also a director of PACCAR Inc. He is a former director of American Standard Companies, Inc. and Trane Inc.

LAWRENCE D. KINGSLEY Member – Audit Committee Director since 2007 Age: 49	Mr. Kingsley is President and Chief Executive Officer of Pall Corporation, a filtration products company. He previously served as Chairman, President and Chief Executive Officer of IDEX Corporation, an engineered industrial products company from April 2006 to September 2011. He is also a director of Pall Corporation. He is a former director of IDEX Corporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR EACH OF THE ABOVE NOMINEES

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2013

STEPHEN G. BUTLER Chairman – Committee on Nominations and Corporate Governance Member – Audit Committee and Executive Committee Director since 2002 Age: 64	Mr. Butler served as Chairman and Chief Executive of the accounting firm, KPMG LLP, from 1996 until June 2002, when he retired. He is also a director of ConAgra Foods, Inc. and Ford Motor Company.

DAN F. SMITH Member – Management Development and Compensation Committee Director since 1998 Age 65	Mr. Smith currently serves as a director of Kraton Performance Polymers Inc., a company providing polymer solutions, and also serves as Chairman of its principal operating subsidiary, Kraton Polymers, LLC. He previously served as President and Chief Executive Officer of Lyondell Chemical Company, a petrochemicals and refining operations company, until December 2007 and is a former director of Lyondell Chemical Company.

GERALD B. SMITH

Presiding Non-Management
Director

Member – Executive Committee,
Committee on Nominations and
Corporate Governance and
Management Development and
Compensation Committee

Director since 2000

Age: 61

Mr. Smith is Chairman and Chief Executive Officer of Smith Graham & Company, an investment management firm that he founded in 1990. He is also a director of The Charles Schwab Family of Funds, ONEOK Inc. and ONEOK Partners, L.P.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2014

LINDA A. HILL Member – Management Development and Compensation Committee Director since 1994 Age 55	Ms. Hill is a Professor at the Harvard Business School. She joined the faculty of Harvard Business School in 1984 as an Assistant Professor in organizational behavior and human resource management. She was named Associate Professor in 1991, Professor in 1995 and the Wallace Brett Donham Professor of Business Administration in 1997. She is also a director of State Street Corporation.

JAMES J. POSTL Chairman – Audit Committee Member – Executive Committee Director since 2003 Age: 66	Mr. Postl served as President and Chief Executive Officer of Pennzoil Quaker State Company, a petroleum products company, from May 2000 until October 2002 when he retired. He joined Pennzoil in October 1998 as President and Chief Operating Officer. He is also a director of Pulte Group, Inc., the American Balanced Fund, International Growth and Income Fund and the Income Fund of America. He is a former director of Centex Corporation and Northwest Airlines.

MARK S. THOMPSON Member – Audit Committee and Committee on Nominations and Corporate Governance Director since 2007 Age: 55	Dr. Thompson has served as Chairman, President and Chief Executive Officer of Fairchild Semiconductor International, Inc., a company providing semiconductor solutions, since May 2008 and as President and Chief Executive Officer since April 2005. He is also a director of American Science and Engineering, Inc. and Fairchild Semiconductor International, Inc.

INFORMATION ABOUT MANAGEMENT

Executive Officers

The table below contains certain information with respect to Cooper’s executive officers. All executive officers are elected to terms that expire at the organizational meeting of the Board of Directors, which follows the Annual Meeting of Shareholders.

Name	Position	Age	Years of Service	Executive Officer Since
Kirk S. Hachigian	Chairman, President and Chief Executive Officer	52	11	2001

David A. Barta	Senior Vice President and Chief Financial Officer	49	2	2010

Bruce M. Taten	Senior Vice President, General Counsel and Chief Compliance Officer	56	4	2008

Grant L. Gawronski	Group President	49	9	2003

Ivo Jurek	Group President	47	5	2009

Kris Beyen	President, Cooper Safety and Cooper Europe	42	6	2011

Daniel J. Castillo	President, Cooper B-Line	43	10	2011

R. Mark Eubanks	President, Cooper Lighting	39	5	2011

Rick L. Johnson	Vice President, Controller and Chief Accounting Officer	59	6	2008

Heath B. Monesmith	Vice President, Human Resources	41	5	2011

Robert L. Taylor	Chief Marketing Officer	47	7	2008

Mark W. Thurman	President, Cooper Power Systems	47	3	2012

Laura K. Ulz	President, Cooper Wiring Devices	49	5	2007

All of the executive officers have been employed by Cooper in management positions for five years or more, except David A. Barta, Bruce M. Taten, Heath B. Monesmith and Mark W. Thurman.

•	David A. Barta joined Cooper in May 2010 from Regal-Beloit Corporation (electrical and mechanical motion control products) where he served as Vice President, Chief Financial Officer since 2004.

•	Bruce M. Taten joined Cooper in 2008 from Nabors Industries (oil and gas) where he served as Vice President and General Counsel since 2002.

•	Heath B. Monesmith joined Cooper in June 2006 as Senior Counsel, Litigation and was appointed Associate General Counsel in 2009. Prior to joining Cooper, he was a partner at K&L Gates LLP.

•

Mark W. Thurman joined Cooper in August 2008 as Business Unit President for Cooper Power Systems’ Switchgear and Regulator Products. Prior to joining Cooper, Mr. Thurman was the General Manager for the Heavy Duty Transmission business at Eaton Corporation. Before Eaton, he held a variety of high level roles at Delphi, Allied Signal, United Technologies and General Electric.

Securities Ownership of Officers and Directors

As of February 13, 2012, each director, nominee and executive officer named in the Summary Compensation Table beneficially owned the number of Cooper shares listed in the following table. Each of the named individuals beneficially owned less than 1% of Cooper’s outstanding ordinary shares, except for Mr. Hachigian who owned approximately 1% of such shares. All directors and executive officers as a group beneficially owned 1.8% of Cooper’s outstanding ordinary shares as of that date.

Number of Beneficial Owners	Number of Shares Beneficially Owned(1)
Stephen G. Butler	68,029	(2)
Ivor J. Evans	61,786	(2)
Kirk S. Hachigian	1,658,368
Linda A. Hill	53,949	(2)
Lawrence D. Kingsley	23,419	(2)
James J. Postl	61,771	(2)
Dan F. Smith	84,820	(2)
Gerald B. Smith	56,108	(2)
Mark S. Thompson	23,568	(2)
David A. Barta	23,110
Bruce M. Taten	111,578
Kris Beyen	42,261
Ivo Jurek	73,403
All Directors and Executive Officers as a Group	2,882,383	(2)

(1)	Includes shares held by executive officers in Cooper’s Retirement Savings and Stock Ownership Plan. Also includes shares issuable upon the exercise of options granted under either the Stock Incentive Plan or the Directors’ Stock Plan that are exercisable (or vest) within a period of 60 days from February 15, 2012, as follows: Mr. Butler – 20,000 shares; Mr. Evans – 20,000 shares; Mr. Hachigian – 1,309,816 shares; Ms. Hill – 16,000 shares; Mr. Kingsley – 4,000 shares; Mr. Postl – 16,000 shares; Mr. D. Smith – 16,000 shares; Mr. G. Smith – 22,000 shares; Mr. Thompson – 4,000 shares; Mr. Barta – 23,100 shares; Mr. Taten – 102,699 shares; Mr. Beyen – 27,734 shares; Mr. Jurek – 61,199 shares; and all directors and executive officers as a group – 2,068,891 shares. None of the shares beneficially owned by the directors and executive officers have been pledged as security.
(2)	Includes shares the receipt of which has been deferred by the directors under the Directors’ Stock Plan and the Directors’ Retainer Fee Stock Plan, as follows: Mr. Butler – 31,335 shares; Mr. Evans – 38,234 shares; Ms. Hill – 28,996 shares; Mr. Kingsley – 13,546 shares; Mr. Postl – 42,219 shares; Mr. D. Smith – 63,667 shares; Mr. G. Smith – 22,946 shares; and Mr. Thompson – 13,546 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires executive officers, directors and persons who beneficially own more than 10% of Cooper’s shares to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. SEC regulations require executive officers, directors and greater than 10% beneficial owners to furnish Cooper with copies of all Section 16(a) forms they file.

Based solely on a review of those forms by Cooper and written representations from the executive officers and directors, Cooper believes its executive officers and directors complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2011.

CORPORATE GOVERNANCE

Meetings of the Cooper Board and its Committees

Our Board of Directors held four meetings during 2011. All of the directors attended 75% or more of the meetings of the Board and the Committees of the Board on which they served. Also, Cooper’s policy is to encourage all Board members to attend the Annual Meeting of Shareholders. All of the directors attended the 2011 Annual Meeting of Shareholders. Mr. Gerald B. Smith, as Presiding Non-Management Director, presides over the Board in the absence of the Chairman and in Board sessions held without management directors. The other responsibilities of the Presiding Non-Management Director are described below under the subheading “Board Leadership Structure and Risk Oversight”. Cooper’s Corporate Governance Principles and the charters of the Audit Committee, Management Development and Compensation Committee, Committee on Nominations and Corporate Governance and Executive Committee are available on Cooper’s website at www.cooperindustries.com in the “Investors” section under the “Corporate Governance” tab. Executive sessions of the non-management directors are held at every regularly scheduled meeting of the Board and at the regular meetings of the key Board Committees.

Director Independence

Under the NYSE listing standards, in order to consider a director to be independent, the Board must determine that he or she has no material relationship with Cooper other than as director. The standards specify the criteria for determining whether directors are independent and contain guidelines for directors and their immediate family members with respect to employment or affiliation with Cooper or its independent public accountants. In addition to the NYSE’s standards for independence, the Board has adopted categorical standards to assist it in making independence determinations. Our categorical standards provide that a director will still be deemed independent if the director serves as an executive officer, director or trustee of a charitable or non-profit organization and Cooper’s discretionary annual contributions to such organization are less than the greater of $1 million or 2% of such organization’s total annual receipts. A copy of Cooper’s director independence standards is set forth under the caption “Director Independence Standards” on Cooper’s website at www.cooperindustries.com in the “Investors” section under the “Corporate Governance” tab.

The Board has determined that all directors, nominees and committee members, except for Kirk S. Hachigian, have no direct or indirect material relationship with Cooper and are independent under the applicable listing standards of the NYSE and the categorical standards that have been adopted by the board. Specifically, the Board determined that Mr. Thompson has no relationship with Cooper other than being a director, nominee and/or shareholder. Messrs. Butler, Evans and Gerald Smith serve on the boards of companies to which Cooper has sold products within the last three years and Mr. Kingsley was recently appointed as President and Chief Executive Officer of Pall Corporation to which Cooper has sold products within the last three years. In no event did the amount of any sales in a given year to any such company exceed .005% of Cooper’s revenues for that year and all such sales were conducted on an arm’s length basis without the involvement of the director in question.

Ms. Hill and Messrs. Evans, Postl, Dan Smith and Gerald Smith serve as a director or trustee of charitable organizations to which Cooper made contributions in 2011. As part of Cooper’s director compensation program, Cooper provides non-management directors a matching gift program for contributions made by directors to charitable organizations up to a maximum $5,000 per year. These matching contributions are nondiscretionary on Cooper’s part. The contributions made to organizations for which Ms. Hill and Messrs. Evans and Dan Smith serve as a director or trustee are director matching contributions of $5,000 or less. Cooper has a long-standing history of making contributions to certain charitable or non-profit organizations in the Houston area where Cooper maintains an administrative office. Messrs. Postl and Gerald Smith are both well known executives in the Houston area and coincidentally serve as a director of several of these organizations. Specifically, in 2011, Cooper contributed $37,500 to the Greater Houston Partnership for which Mr. Gerald Smith serves on the board. With respect to organizations for which Mr. Postl serves as a director, Cooper contributed $6,500 to the Houston Chapter of the American Heart Association, $7,500 to Rice University (which includes a $5,000 matching contribution) and $5,000 to the Society of the Performing Arts. Finally, Mr. Postl sits on the board of the United Way of Greater Houston. Cooper also contributed approximately $350,000 to the United Way, of which approximately $91,000 went to the United Way of Greater Houston. Cooper’s contributions to the United Way are matching contributions made by Cooper employees and are non-discretionary on Cooper’s part. Cooper has a long-standing history of making contributions to all these organizations and the contributions are not connected to Mr. Postl’s or Mr. Gerald Smith’s directorships with these organizations.

The Board determined that none of these relationships impair a director’s independence either because of the type of affiliation between the director and the other entity or because the amounts involved were within the applicable thresholds for independence standards. Mr. Hachigian is not an independent director because of his service as an executive officer of Cooper and not because of any other transactions or relationships.

Audit Committee

The Audit Committee, which consists of all independent directors, held nine meetings during 2011. The Board has determined that Mr. James J. Postl qualifies as an “audit committee financial expert” under the federal securities laws. The Committee’s principal responsibilities are to:

•	Oversee the integrity of Cooper’s consolidated financial statements, system of internal controls, and compliance with legal and regulatory requirements.

•	Select, determine the compensation of, evaluate and, when appropriate, replace the independent auditor, and pre-approve audit and permitted non-audit services.

•	Oversee the qualifications and independence of the independent auditor and the performance of Cooper’s internal auditor and independent auditor.

•	After review, recommend to the Board the acceptance and inclusion of the annual audited consolidated financial statements in Cooper’s Annual Report on Form 10-K.

Executive Committee

The Executive Committee, which is authorized to act on behalf of the full Board between regular meetings of the Board, held three meetings in 2011.

Management Development and Compensation Committee

The Management Development and Compensation Committee, which consists of all independent directors, held five meetings during 2011. The Committee’s principal responsibilities are to:

•	Establish corporate compensation policies, including determining base salary and annual and long-term incentive awards for executive officers and other key employees.

•	Establish specific performance goals and objectives to evaluate performance over a given period.

•	Evaluate the performance of executive officers and other key employees to determine whether performance goals and objectives have been attained and awards have been earned.

•	Determine stock option and long-term performance share grants to employees.

•	Review compliance with stock ownership guidelines for executive officers and other key employees.

•	Review succession planning and executive development.

•	Oversee pension plan asset management.

For a detailed description of the Committee’s processes and procedures for consideration and determination of executive compensation, including the role of executive officers and compensation consultants in recommending the amount and form of executive compensation, see “Compensation Discussion and Analysis” beginning on page 18.

Committee on Nominations and Corporate Governance

The Committee on Nominations and Corporate Governance, which consists of all independent directors, held four meetings in 2011. The Committee’s principal responsibilities are to:

•	Recommend nominees for election to the Board and Committee assignments.

•	Review and recommend action on shareholder proposals.

•	Review corporate governance principles and oversee the operation, governance and compensation of the Board.

•	Oversee the annual evaluation of the Board and its Committees.

•	Consider shareholder recommendations for nominees for election to the Board.

•	Review any related party transactions involving Cooper directors.

Board Leadership Structure and Risk Oversight

Cooper uses a traditional U.S. board leadership structure, under which our Chief Executive Officer (“CEO”) also serves as Chairman of our Board of Directors. We believe that having a combined Chairman/CEO, independent directors with strong leadership experience, an independent Presiding Non-Management Director who serves as our lead director, and independent Board Committees provides the right form of leadership for our Company. We also believe that this structure provides effective oversight of the risk management function by allocating responsibility for overseeing risk management among the full Board and its key Committees.

Our current CEO and Chairman, Mr. Hachigian, has a deep understanding of Cooper and each of its component businesses including manufacturing, business processes, domestic and international markets, distribution channels and talent development. Mr. Hachigian has extensive manufacturing/operations experience. He joined Cooper in 2001 as Executive Vice President responsible for Cooper’s five electrical divisions, which represented over 50% of the Company’s revenues. In 2003 he was appointed Chief Operating Officer and in 2004 he was named President and joined Cooper’s Board of Directors. In 2005 he was appointed Chief Executive Officer and became Chairman in 2006. Mr. Hachigian has worked in the electrical industry throughout his career. His experience also includes a strategic role at Bain & Company; sales, marketing and general management positions at Oak Industries; and eight years in key management roles at General Electric. While at General Electric, he spent two years in Mexico and three years in Asia. He currently serves on the boards of PACCAR Inc., the Houston Branch of the Federal Reserve Bank of Dallas, the National Electrical Manufacturers Association, the College of Engineering Advisory Board of the University of California, Berkeley and is a member of the Business Roundtable. The Board believes that having Mr. Hachigian serve as both CEO and Chairman and Mr. Gerald Smith serving as Presiding Non-Management Director provides the most effective leadership structure for the Company at the present time, because of Mr. Hachigian’s deep understanding of Cooper’s business, his leadership abilities, his industry knowledge, his strategic insights, and his ability to leverage the experience and perspectives of the independent directors. The Board believes that Cooper and its shareholders have been well served by this leadership structure. Cooper’s total shareholder returns including dividends have exceeded the performance of the average return for Cooper’s 15-company peer group over one-, three-, five-, and ten-year time periods.

The strong leadership experience of our independent directors supports effective leadership of Cooper’s Board. Of the eight independent directors currently serving on our Board, five are currently serving or have served as CEO and Chairman (or Vice Chairman) of other public companies. Of our three independent directors who have not served as a CEO of a public company, one director served as Chairman and CEO of a leading global accounting firm and one was founder and is Chairman and CEO of an investment management firm. Accordingly, our independent directors have strong leadership experience and are familiar with board processes. The Board, through its key Committees, which consist of all independent directors, oversees the Company’s financial reporting, corporate governance and executive compensation. The Board also reviews and approves the budget, capital structure including dividend policy and share repurchase programs, and corporate strategy including significant merger and acquisition transactions. As part of the strategic planning process, the Board reviews annual strategy presentations by each of the Company’s seven divisions and visits Cooper operating sites.

Cooper has a strong corporate governance structure that ensures independent discussion, evaluation of, and communication with and access to, senior management. All of our key standing Committees are composed solely of independent directors, which provides independent oversight of management. Also, our Corporate Governance Principles provide that our independent directors will meet in executive session at each Board meeting. Our Corporate Governance Principles also require the appointment of an independent director to serve as our lead or Presiding Non-Management Director. We believe that our Presiding Non-Management Director, Gerald B. Smith, has been very effective at enhancing the overall independent functioning of the Board. The responsibilities of the Presiding Non-Management Director include the following:

•	Preside over Board meetings in the absence of the Chairman, including executive sessions of the independent directors.

•	Has authority to call meetings of the independent directors, preside over such meetings and, with input from other directors, prepare agendas for these meetings.

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Provide feedback to the Chairman/CEO regarding issues arising in executive sessions of independent directors and serve as a non-exclusive channel of communication between the Chairman/CEO and independent directors.

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Together with the Chairman/CEO, and with input from other directors, collaborate on the preparation of Board agendas. Consult with the Chairman and other Board members regarding Board and meeting schedules.

•	Monitor significant developments between Board meetings and assure the Board is informed and engaged as appropriate.

•	Take the lead in assuring that the Board carries out its responsibilities if the CEO is incapacitated or in other crisis situations.

The Board allocates responsibility for overseeing risk management for the Company among the full Board and its key Committees.

•	The full Board oversees significant risks relating to operations, strategy and finance.

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The Audit Committee is primarily responsible for overseeing matters involving major financial risk exposures to Cooper and actions management is taking to monitor such risk exposures. This includes risks relating to financial reporting and internal controls; litigation; environmental, health and safety matters; tax matters; liability insurance programs; and Cooper’s corporate compliance program, including compliance with legal and regulatory requirements and Cooper’s Code of Ethics and Business Conduct.

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The Management Development and Compensation (“MD&C”) Committee is primarily responsible for overseeing risks that may be implicated by our executive compensation program and risks relating to the administration and management of certain Cooper retirement and welfare plans. In setting compensation, the MD&C Committee strives to create incentives that encourage appropriate risk taking behavior consistent with the Company’s business strategy.

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The Committee on Nominations and Corporate Governance is primarily responsible for risks that may be implicated by the continued effective functioning of the Board and the Company’s corporate governance practices.

Compensation-Related Risks

Cooper assesses risks relating to our compensation programs, including our executive compensation program, and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on Cooper. In reaching this conclusion, management considered various attributes of our compensation programs, including:

•	The use of financial performance measures that provide appropriate incentives to achieve key business objectives and align management’s interests with those of our shareholders;

•	The balance between annual and longer-term performance opportunities;

•	The ability of the Board’s Management Development and Compensation Committee to consider individual performance factors in determining actual compensation payouts;

•	Our strong internal controls environment that mitigates the risk that financial performance measures will be misstated; and

•	Stock ownership and retention guidelines that align executives’ interests with those of our shareholders.

Management has discussed its assessment of compensation-related risks with the Board’s Management Development and Compensation Committee, who concurs with the conclusion reached by senior management.

Majority Vote for Election of Directors

Director nominees are elected by the affirmative vote of a majority of the votes cast by shareholders at the Annual Meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the Board. Cooper’s articles of association provide that if, at any Annual Meeting of the Shareholders, the number of directors is reduced below the minimum seven directors as prescribed by the articles of association because of the failure of any director nominees to be elected, then in those circumstances, the nominee or nominees who receive the highest number of votes in favor of election shall be elected in order to maintain such prescribed minimum number of directors and each such director shall remain a director (subject to the provisions of the Irish Companies Act and the articles) only until the conclusion of the next Annual Meeting unless such director is elected by the shareholders during such meeting.

Shareholder Recommendations for Potential Director Nominees

Shareholders who submit recommendations for potential nominees for election to the Board must submit such recommendations in writing to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries plc, Unit F10, Maynooth Business Campus, Maynooth, Ireland. The Committee on Nominations and Corporate Governance will evaluate any recommendations received from shareholders in the same manner that potential nominees suggested by Board members, management or other parties are evaluated.

Qualifications of and Selection Process for Directors

The current criteria for selecting new directors as set forth in the charter of the Committee on Nominations and Corporate Governance do not include specific minimum qualifications, but include criteria relating to a candidate’s business experience and accomplishments, lack of conflicts of interest, ability to commit the time to serve effectively, personal characteristics, the Board’s needs for a diversity of backgrounds and skills, and other pertinent considerations. When searching for new Board candidates, the Committee on Nominations and Corporate Governance also considers other diversity characteristics such as race, gender and national origin. The Committee on Nominations and Corporate Governance periodically reviews the appropriate skills, experience, perspectives and characteristics required of Board members or candidates in the context of the perceived needs of the Board at the time. The Committee generally uses a third-party search firm to assist in identifying potential Board candidates and/or in assessing and evaluating candidates based on the criteria noted above. The Committee then identifies and recommends to the Board qualified candidates for nomination and the full Board makes a final determination.

The following is a summary of the particular experience, qualifications, attributes or skills that qualify our current directors and nominees to serve as a director of the Company. We believe that Cooper’s Board is comprised of individuals having backgrounds and skills that are important for Cooper’s business and its key initiatives, including manufacturing/operations, finance, marketing, international experience, human resources and logistics as well as experience in Cooper’s target markets such as commercial and industrial, petrochemicals, electronics, construction, consumer, utility, aerospace and automotive. A brief description of the directors’ recent business experience as well as other directorships held by each director in other public companies is set forth in the “Election of Directors” section of this proxy at pages 6 to 8. In addition, the following highlights the specific experience, qualifications, attributes and skills that have led the Committee on Nominations and Corporate Governance to conclude that such individuals have appropriate qualifications to serve on our Board.

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Kirk S. Hachigian, Cooper’s Chairman and CEO, demonstrates strong leadership and a deep understanding of the Company, including manufacturing, business processes, domestic and international markets, distribution channels and talent development. Mr. Hachigian has extensive manufacturing/operations experience. He joined Cooper in 2001 as Executive Vice President responsible for Cooper’s five electrical divisions, which represented over 50% of the Company’s revenues. In 2003 he was appointed Chief Operating Officer and in 2004 he was named President and joined Cooper’s Board of Directors. In 2005 he was appointed Chief Executive Officer and became Chairman in 2006. Mr. Hachigian has worked in the electrical industry throughout his career. His experience also includes a strategic role at Bain & Company; sales, marketing and general management positions at Oak Industries; and eight years in key management roles at General Electric. While at General Electric, he spent two years in Mexico and three years in Asia. He currently serves on the boards of PACCAR Inc., the Houston Branch of the Federal Reserve Bank of Dallas, the National Electrical Manufacturers Association, the College of Engineering Advisory Board of the University of California, Berkeley, and formerly served on the board of American Standard Companies and Trane.

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Stephen G. Butler has expertise in accounting and finance and knowledge of a wide range of U.S. and international business practices based on a 34-year career with KPMG, a global accounting and tax firm, including serving as Chairman of KPMG International, which operates in over 100 countries. He also has significant experience in operations, marketing and human resources through serving as managing partner of several KPMG offices and ultimately serving as Chairman and CEO of KPMG-USA; and valuable insights to the automotive and consumer markets based on his directorships at Ford Motor Company and ConAgra.

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Ivor J. Evans has expertise in manufacturing/operations including experience in the electrical industry through various executive positions at Emerson Electric Co., which is one of Cooper’s peer companies. He also has extensive experience in transportation and logistics based on his service as Vice Chairman, President and Chief Operating Officer of Union Pacific Corporation and its principal operating company, Union Pacific Railroad Company; significant experience in mergers and acquisitions, corporate finance and cost reduction and containment serving as operating partner of a private equity firm; and valuable insights to compensation and corporate governance best practices.

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Linda A. Hill has expertise in human resource management and organizational behavior including valuable knowledge of corporate governance, talent management, implementation of global strategies and innovation through her position as a Professor at the Harvard Business School and serving as a consultant for numerous Fortune 500 corporations and other organizations.

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Lawrence D. Kingsley has expertise in manufacturing/operations including products for industrial and commercial markets through various executive positions including serving as President and CEO of Pall Corporation and serving as Chairman, President and Chief Executive Officer of IDEX Corporation as well as holding key executive positions at Danaher Corporation, which is one of Cooper’s peer companies. He also has significant experience with international operations and markets having operated global businesses with operations in North America, Europe, Asia and Middle East as well as valuable experience in mergers and acquisitions and marketing.

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James J. Postl has expertise in marketing and international operations and extensive experience in petrochemical and consumer markets through various executive positions including serving as President and CEO of Pennzoil Quaker State Company and Nabisco International and President of Nabisco Biscuit Co. He also has valuable knowledge in strategic planning and human resources through various executive positions and valuable insights to the housing construction market based on his directorship with Pulte Group.

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Dan F. Smith has expertise in manufacturing/operations and extensive experience in petrochemical markets through various executive positions with Lyondell Chemical Company including serving as its Chairman and CEO, its Chief Operating Officer and Senior Vice President of Manufacturing as well as serving in various management positions with Atlantic Richfield Company. He also has expertise in finance through service as a Chief Financial Officer of a large public company and valuable knowledge of compensation and corporate governance best practices. He also has valuable insight into the energy markets through his association with a private equity firm.

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Gerald B. Smith has expertise in finance, portfolio management and marketing through executive positions in the financial services industry including being founder, Chairman and CEO of the investment management firm, Smith Graham & Company. He also has valuable insights to the energy markets through his directorships at ONEOK, Inc. and ONEOK Partners L.P.

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Mark S. Thompson has expertise in manufacturing/operations in the electronics industry through various executive positions including serving as Chairman, President and CEO of Fairchild Semiconductor International, Inc., President of Big Bear Networks, Inc. and key management positions at Tyco Electronics. He also has expertise in product innovation and high technology development including electronic systems and component expertise as well as significant experience with international operations and markets having managed international operations in Asia.

Methods for Communicating with Non-Management Directors

Anyone who has a concern about Cooper’s conduct, including any concerns about Cooper’s accounting, financial reporting, internal controls or auditing matters, and who wishes to make such concerns known to the non-management directors as a group may submit such concerns in writing at the following address: Board of Directors, c/o Senior Vice President, General Counsel and Chief Compliance Officer, Cooper Industries plc, Unit F10, Maynooth Business Campus, Maynooth, Ireland. All such concerns shall be promptly forwarded to the Presiding Non-Management Director and any concerns about accounting, financial reporting, internal controls and auditing matters also shall be promptly forwarded to the Chairman of the Audit Committee. Such concerns shall be simultaneously reviewed and addressed by the Senior Vice President, General Counsel and Chief Compliance Officer, or his designee, in the same way that similar concerns are addressed by Cooper.

Code of Ethics and Business Conduct

Cooper has adopted a Code of Ethics and Business Conduct that applies to its directors, officers and employees including our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. Cooper’s Code of Ethics and Business Conduct also applies to its directors, officers and employees and is available on the Company’s website at www.cooperindustries.com in the “Investors” section under the “Corporate Governance” tab and is available in print form to any shareholder who requests it. Cooper intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting on Cooper’s website at the Internet address noted in the previous sentence any amendments to, or waivers from, a provision of its Code of Ethics and Business Conduct that applies to its directors or executive officers.

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors has adopted a written policy which provides that the Audit Committee shall review related party transactions involving executive officers and the Committee on Nominations and Corporate Governance will review related party transactions involving directors or director nominees. The policy provides that any related party transaction may be entered into or continued only if the Board of Directors, acting through its Audit Committee or its Committee on Nominations and Corporate Governance, determines that the related party transaction in question is in, or is not inconsistent with, the best interests of Cooper and its shareholders. For purposes of this policy, a “related party transaction” is a transaction or an arrangement in which Cooper or one of its subsidiaries participates and the amount involved exceeds $10,000, and in which any related party has a direct or indirect material interest. Related parties include executive officers, directors, director nominees, beneficial owners of more than 5% of Cooper’s voting securities, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed and in which such person has 5% or greater beneficial ownership interest.

Item 404(a) of SEC Regulation S-K requires disclosure of various transactions with related persons since the beginning of the last fiscal year, or that are currently proposed, and in which the Company was or is to be a participant and any related person had or will have a direct or indirect material interest in the transaction. No transactions occurred in the last fiscal year or are currently proposed that require disclosure under this regulation.

EXECUTIVE MANAGEMENT COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2011 Business Highlights

Cooper achieved all-time record earnings per share from continuing operations of $3.87. This was achieved despite Electrical revenues that are approximately $350 million below 2008, the year of our prior record EPS from continuing operations of $3.59. The Company continued to deliver outstanding financial and operating results as a function of our outstanding portfolio of businesses, operating excellence and balanced capital deployment model. The following summarizes our key business and financial highlights for 2011:

•	Cooper’s total shareholder returns exceeded the performance of our 15-company peer group average return over one-, three-, five-, and ten-year time periods.

•	Record earnings per share from continuing operations with 21% growth over 2010 (excluding the 2010 loss related to the formation of the Tools joint venture).

•	Total revenue growth of 14%, excluding revenues of the Tools segment which was deconsolidated in the third quarter 2010. Core revenues increased 10%.

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Free cash flow was $702.4 million, excluding the $250 million asbestos trust settlement payment. Free cash flow was greater than net income from continuing operations for the eleventh consecutive year.

•	Record international sales with 40% of total sales to customers outside the United States.

•	The dividend was increased 7% in February, resulting in a cumulative increase in the dividend of 57% from 2006.

•	Repurchased 8.0 million shares at an average cost of $49.13.

•	The Patent Board ranked Cooper as the #1 innovator for the Industrial Components and Fixtures industry for the third consecutive period.

•	New product vitality, which represents revenues from sales of products developed in the last three years, was a record 29% of total revenue.

•	Strong net productivity of 4% Company-wide.

•	Seven acquisitions that expanded our global footprint and significantly enhanced our product portfolio.

•	The Tools joint venture is achieving outstanding results and creating shareholder value.

Executive Compensation Practices

Cooper adheres to executive compensation policies and procedures that implement and maintain Cooper’s high governance standards. The following policies and practices reinforce our governance standards:

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Cooper ties pay to performance. A significant portion of executive compensation is at risk. We set objective financial goals for corporate and division performance and differentiate awards based on achievement of individual strategic initiatives.

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The Management Development and Compensation Committee (the “Committee”) annually reviews and approves the maximum or cap on annual incentive compensation for each executive officer. This cap is competitive, but prudent, to discourage excessive risk-taking.

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Cooper provides a balance between annual and long-term incentive compensation to ensure a strategic focus on sustaining long-term profitable growth plans while meeting or exceeding annual operating plan goals.

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Cooper has stringent stock ownership and retention guidelines for our executive officers, including the Named Executives. As of December 31, 2011 each of the Named Executives satisfied his individual stock ownership level or is making satisfactory progress within the five-year period to achieve compliance.

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Cooper has change in control provisions which provide for certain payments to executives only in the event that an executive officer is terminated within 2 years following a change in control (“double trigger”).

•	Cooper has adopted a policy prohibiting all executive officers and members of the Board from engaging in any hedging transactions with respect to personally held securities of the Company.

•	The Committee benefits from the use of an independent compensation consultant.

•	Cooper does not re-price underwater stock options.

•	Cooper does not believe any of the Company’s compensation programs create risks that are reasonably likely to pose a material adverse impact to the Company.

•	Cooper does not have restoration plans, which commonly provide true-ups above IRS guidelines into non-qualified plans for executives.

•	Cooper does not have employment contracts for the CEO or other Named Executives.

Steps Taken in Response to Most Recent Say-on-Pay Vote Results

Although the shareholder vote on executive compensation is an advisory vote only, Cooper management and the Board value the opinions of our shareholders and have considered the outcome of the voting results on executive compensation from last year’s Annual Meeting of Shareholders. Following are steps we have taken in response to the vote.

•	The management team reached out to our top 25 shareholders to engage in open discussion and respond to inquiries regarding our executive compensation program.

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The Committee approves base salaries, maximum annual bonus opportunities and equity grants to executives in February of each year. Following the say-on-pay vote in May 2011, in February 2012 the Committee approved maintaining the CEO’s current base salary with no annual increase and maintaining his maximum annual bonus opportunity. The grants of stock and option awards approved by the Committee in 2012 for the CEO have an aggregate grant date fair value approximately 30% less than the aggregate grant date fair value of his 2011 stock and option awards.

•	Cooper eliminated the payment of discretionary bonuses to its CEO and other Named Executives in 2011.

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Cooper has assured investors that the 152,256 restricted stock units granted to the CEO in 2010 was a special non-routine grant. The Committee determined that it was critical to retain the CEO’s leadership and granted these restricted stock units as a long-term retention incentive to secure the CEO’s continued leadership in coming years. These restricted stock units vest ratably in June 2016, 2017 and 2018.

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Cooper has implemented a strong clawback provision that is broader and more robust than the clawback provisions of the Dodd-Frank Act. Cooper’s clawback provisions apply to all recipients of incentive awards for any conduct detrimental to the Company including violation of applicable ethics and business policies of the Company, unauthorized disclosure of material proprietary information, fraud or misconduct, an act of personal dishonesty intended to result in the personal enrichment, neglect of the individual’s assigned duties, violation of noncompetition agreements, and any other conduct detrimental to the Company or its reputation as reasonably determined by the Board. If the clawback is triggered, all outstanding incentive awards are cancelled and there is a three-year clawback which requires the individual to repay the Company the full amount realized on exercised stock options, performance share awards and vested restricted stock units.

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Within four days of last year’s Annual Meeting of Shareholders, Cooper filed a Current Report on Form 8-K that included our commitment to hold an advisory vote on executive compensation on an annual basis.

Compensation Philosophy

Our executive compensation philosophy is to provide key executives with competitive pay opportunities and with actual pay outcomes that reward superior corporate and individual performance. Our executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Cooper’s strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program seeks to align executive compensation with shareholder value through a combination of base pay, annual incentives and long-term incentives. Our executive officers’ fiscal 2011 compensation consisted primarily of the following components (in addition to the retirement, health and welfare plans and perquisites that are discussed below in the Compensation Discussion and Analysis).

Summary of Fiscal 2011 Executive Compensation

Annual Compensation Component	Key Features	Purpose	Fiscal 2011 Actions (Further discussions on pages 21-29)
Base Salary	Fixed annual cash amount. Base pay increases considered on a calendar year basis to align within the median range of our comparator groups.	Provide competitive, fixed amount of compensation to attract and retain exceptional executive talent.	CEO’s base salary increased 8% in 2011 following a salary freeze that was implemented in 2009. The average increase in base salaries in 2011 for other executive officers including the Named Executives was approximately 7% including promotional increases.

Annual Incentive Compensation (Cash Incentive Award)	Committee determines funding level of award pool by evaluating Company performance against pre-established, short-term financial goals based on EPS and free cash flow.	Motivate and reward our executives to lead their organizations to achieve key short-term business objectives as well as individual goals.	Maximum bonus opportunity earned based on adjusted EPS from continuing operations growing approximately 21% and free cash flow in excess of income from continuing operations.

Individual executive performance evaluated against key business priorities and performance of their respective organizations.

Long-Term Equity Incentive Compensation

Delivered through grants of stock options, performance-based share awards and/or restricted stock units. Generally, the value of annual equity grants is comprised of stock options (50%) and performance shares (50%).

	Stock options vest in one-third increments over three-year service period.	Stock options support our growth strategy; provide a link between executive officers’ compensation and our stock price; encourage stock ownership by executives; and serve as a retention tool.	Cooper’s Total Shareholder Return declined 5.1% in 2011. However, the 1-, 3-, 5- and 10-year Total Shareholder Return exceeds the average return of the peer group used for benchmarking financial performance.

Performance Share grants are typically based on a three-year performance period. In light of the uncertainty during the economic downturn, the maximum award for the 2009-2011 performance cycle was cut in half and would be paid only if a one-year performance objective and subsequent two-year service vesting period was met.

Performance shares motivate our executives to lead their organizations to achieve longer-term financial goals resulting in increased shareowner value and encourage stock ownership by executives. Three-year performance period serves as an additional retention tool.

The one-year performance objective of Net Debt to EBITDA ratio of 2.0 or less in 2009 was met and the subsequent two-year service period elapsed in February 2012. Following 2009, the Company returned to the model of basing performance on three-year performance metrics and added Total Shareholder Return as one of the metrics.

	Restricted Stock Units Service-based vesting generally over a five-year period.	Additional long-term incentive to recognize superior performance rendered and to attract and retain exceptional talent.

Certain Named Executives, other than the CEO, were granted RSUs with 5-6 year vesting schedules to ensure long-term retention in recognition of their critical role in the future leadership of the Company.

The Committee believes that compensation for executives should be aligned closely with Cooper’s performance on both a short-term and long-term basis. As a result, a major portion of each executive officer’s compensation is “at risk” and tied directly to the attainment of financial performance goals. As illustrated below, in 2011, approximately 94% of our CEO’s total direct compensation including base salary, annual incentive and long-term equity incentive compensation was performance-based and not guaranteed.

We believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles, which we believe has served our shareholders well over the years. As noted above, Cooper’s total shareholder return has exceeded the average returns of our 15-company peer group over the last 1-, 3-, 5-, and 10-year periods.

*	Peer Group: Acuity; Danaher; Dover; Eaton; Emerson; Hubbell; Illinois Tool Works; Snap-On; Ingersoll-Rand; Newell Rubbermaid; Parker-Hannifin; Pentair; Stanley Works; SPX; Thomas & Betts

2011 COMPENSATION SUMMARY COMPARED TO TOTAL REALIZED COMPENSATION

Set forth below is the 2011 compensation for each Named Executive as determined under SEC rules. The SEC’s calculation of total compensation (reflected in the column entitled “Total”) includes income from stock and option awards that are driven by accounting assumptions, which are not necessarily reflective of compensation actually realized by the Named Executives in 2011. To supplement the SEC-required disclosure, we have included an additional column in the table below entitled “Total Realized Compensation,” which shows total compensation realized by each of the Named Executives in 2011.

Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compensation	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation	Total	Total Realized Compensation(1)
Kirk S. Hachigian Chairman, President and Chief Executive Officer	$1,266,667	$0	$10,078,354	$4,822,121	$3,800,000	$11,994	$1,149,536	$21,128,672	$11,295,946

David A. Barta Senior Vice President and Chief Financial Officer	483,333	0	2,826,607	596,939	650,000	0	197,938	4,754,817	1,331,271

Bruce M. Taten Senior Vice President, General Counsel and Chief Compliance Officer	440,000	0	3,081,794	530,613	550,000	0	152,166	4,754,573	1,142,166

Ivo Jurek Group President	358,333	0	2,260,121	326,255	406,000	0	125,798	3,476,507	890,131

Kris Beyen President, Cooper Safety and Cooper Europe	309,803	0	1,615,829	301,158	375,000	0	94,803	2,696,593	1,102,128

(1)	Amounts reported as Total Realized Compensation differ substantially from the amounts determined under SEC rules as reported in the Total column of the 2011 Summary Compensation Table. Total Realized Compensation is not a substitute for Total compensation. Total Realized Compensation represents: (1) Total compensation, as calculated under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards and Option Awards columns of the 2011 Summary Compensation table), minus (3) the year-over-year change in pension value and nonqualified deferred compensation earnings (as reflected in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the 2011 Summary Compensation Table), and plus (4) the value realized in 2011 from the exercise of stock options and the vesting of restricted stock units or performance share awards before payment of any applicable withholding taxes and brokerage commissions (as reflected in the 2011 Option Exercises and Stock Vested Table on page 36). For more information on Total compensation under the SEC rules, see the narrative and notes accompanying the 2011 Summary Compensation Table set forth on page 30.

How We Make Compensation Decisions

Role of the Management Development & Compensation Committee

The Committee, composed entirely of independent directors, administers Cooper’s executive compensation program. The role of the Committee includes establishing and overseeing compensation and benefit programs for our executive officers including the CEO, executive officers listed in the Summary Compensation Table (the “Named Executives”) and other key executives. The Committee also evaluates the performance of the CEO and reviews the performance of our other executive officers and key executives every year. Based upon these performance evaluations and applicable survey data provided by their independent compensation consultant, the Committee establishes compensation for the CEO. The Committee reviews management performance, succession planning and executive development on a regular and ongoing basis with formal reviews conducted at least annually. Elements of our executive compensation program include:

•	base salary;

•	annual cash incentive opportunity;

•	long-term equity-based incentive awards; and

•	employee benefits and executive perquisites.

In establishing and overseeing the program, the Committee’s goal is to ensure that we can attract and retain superior management talent critical to our long-term success. To ensure that executive compensation is aligned with the performance of Cooper and the interests of its shareholders, a significant portion of compensation available to executives is linked directly with financial results and other factors that influence shareholder value.

How Management and an Independent Compensation Consultant Support the Committee

Our Vice President, Human Resources works with internal resources and compensation consultants, including an independent compensation consultant hired by the Committee, to design compensation programs, implement Committee decisions, recommend amendments to existing, or the adoption of new compensation and benefit programs and plans, as well as prepare necessary materials for the Committee’s review as part of its decision-making process. The CEO makes recommendations to the Committee regarding total compensation to be paid to Cooper’s executive officers other than himself, including salary, annual bonus, long-term equity-based incentive awards, and employee benefits and executive perquisites. These recommendations are developed in conjunction with the Vice President, Human Resources utilizing data from various sources regarding the competitive position of the compensation provided to each executive officer, their individual performance and Company performance. The Committee reviews these recommendations and determines, in its discretion, whether any adjustments are appropriate based on the above criteria.

Decisions impacting the CEO’s compensation are determined solely by the Committee acting independently and without specific recommendations being made by management. Management routinely provides the Committee with current and historical information relative to the CEO’s compensation, results of performance pay plans, and external data that the Committee may consider in reaching decisions about whether to make changes in the level or mix of the CEO’s compensation arrangements. A competitive analysis is prepared annually for the Committee by their independent compensation consultant, John Adams, Executive Compensation Practice Leader with Towers Watson, and directed to the Chairman of the Committee. At the beginning of each fiscal year, the CEO submits his personal fiscal year goals and the Committee and Board discuss the goals with the CEO. The goals are then adopted with revisions as may be appropriate. Following completion of the fiscal year, the Committee and Board conduct an evaluation of the CEO’s performance for the fiscal year including the achievement of personal goals. Based on this evaluation, the Committee determines the CEO’s base salary, annual cash bonus opportunity and long-term equity-based incentive grants taking into consideration applicable survey data and the analysis of their independent compensation consultant.

Committee meetings are regularly attended by the CEO and the Vice President, Human Resources, who is responsible for leading some of the discussions regarding the Company’s compensation programs. The Committee also regularly meets in executive session without any members of management present.

Use of Competitive Data for Benchmarking Executive Compensation and Total Shareholder Returns

Cooper uses several market data sources to benchmark its executive compensation program. The Company accesses data from Towers Watson’s Executive Compensation Data Bank and the Frederic W. Cook Survey of Long-Term Incentives to conduct an annual analysis of the competitive position, value and design of Cooper’s executive compensation program, including base salaries and short-term and long-term incentive compensation plans. The compensation analyses uses the data extracted from these surveys to determine competitive compensation estimates by size-adjusting to Cooper revenues. The companies that comprise each of the data groups analyzed by Cooper are listed in Appendix A. The Committee uses general industry data because companies from general industry compete for the Company’s executive talent. No one survey or data group represents the primary source of information for decision making by the Committee as all sources are considered equally. This analysis is provided to the Committee for consideration when reviewing and making compensation decisions relating to each executive officer other than the CEO (which is provided directly by the independent compensation consultant as stated above).

Cooper uses a peer group for benchmarking its financial performance including total shareholder returns, which is one of the components for determining the level of performance shares to be earned by an executive under the Company’s long-term equity incentive program. For performance share grants issued before 2012, the Company measures its total shareholder return relative to a 15-company peer group. For performance share cycles beginning in 2012, management has recommended and the Board has approved changing the financial performance peer group to the independently determined S&P Capital Goods Index because as Cooper’s product and geography mix has evolved the companies in the S&P Capital Goods Index more closely match Cooper’s market and business model dynamics including a number of electrical and industrial companies who were in Cooper’s historic 15-company peer group. The Company also believes that using an independently determined index addresses potential shareholder concerns regarding perceived self-interest that could be involved in selecting specific companies for a peer group for the purpose of evaluating relative financial performance.

Compensation Approach and Objectives

Our executive compensation approach is to provide key executives with appropriate and competitive pay opportunities with actual pay outcomes that reward superior corporate and individual performance. The ultimate goal of our program is to increase shareholder value by providing executives with appropriate incentives to achieve our business objectives. The Committee’s policy is to compensate and reward executives based on the combination of some or all of the following factors, depending on the executive’s responsibilities: corporate performance, business unit performance and individual performance. The Committee evaluates corporate performance and business unit performance by reviewing the extent to which Cooper has accomplished strategic business objectives, such as earnings and cash flow. The Committee evaluates individual performance by comparing actual accomplishments to the objectives established for the individual under Cooper’s Management Development and Planning Program. The Committee determines increases in base salary and annual cash incentive awards based on actual accomplishments during the performance period and determines long-term incentive awards based on our sustained earnings per share and cash conversion performance compared to performance goals over a multi-year performance cycle along with a modifier to increase or decrease share awards based on Cooper’s total shareholder return performance relative to its peer group for benchmarking financial performance.

The Committee believes that compensation for executives should be aligned closely with Cooper’s performance on both a short-term and long-term basis. As a result, a major portion of each executive officer’s compensation is “at risk” and tied directly to the attainment of financial performance goals. The executive compensation program is also designed to drive continuous improvements in financial performance by providing enhanced compensation as results improve and exceed budgeted levels. Although a major portion of compensation to Cooper’s executive officers is performance-based, the Committee also believes it prudent to provide competitive base salaries and benefits in order to attract and retain the management talent necessary to achieve our strategic long-term objectives. The Committee also supports retaining key executives by using continued service as a significant determinant of total pay opportunity. Key elements of compensation that are service-related include stock options, which generally vest over a three-year period, long-term equity incentives which typically pay out in three years, restricted stock units which typically vest over a five-year period and the Supplemental Executive Retirement Plan.

Components of Cooper’s Executive Compensation Program

Base Salaries

The base salary range for each executive officer, including the CEO and other Named Executives, is established annually using survey data from various sources including Towers Watson’s Executive Compensation Data Bank and the Frederic W. Cook Survey of Long-Term Incentives. The Committee then determines any adjustments to the executive’s base salary, considering individual performance and the competitiveness of the base salary. Under a policy adopted by the Committee, base salaries for executive officers at Cooper are intended to approximate the median of the market. The Towers Watson Executive Compensation Data Bank and Frederic W. Cook Survey of Long-Term Incentives include companies from general industry. The Committee also selected a smaller data group (the “Custom Compensation Data Group”) on the basis of similar talent base, operating model, end-markets and with median revenues and market capitalization similar to Cooper. The Custom Compensation Data Group is identified in Appendix A along with the companies in the Towers Watson and Frederic Cook data groups. The Committee believes that reviewing data from each of these three groupings, with no particular emphasis on any one survey result or data set, provides the context to make appropriate compensation decisions. During 2011, the salaries and total direct compensation for executive officers, on average, was at the market median.

Annual Incentive Compensation

Annual incentive compensation awards are available to executive officers, including the CEO and other Named Executives, under the terms of the Management Annual Incentive Plan (the “Bonus Plan”). The Bonus Plan links incentive compensation opportunity to achievement of our short-term business objectives and shareholders’ interests as a whole.

Under the Bonus Plan, the Committee establishes annual performance measures and goals for the upcoming year at the Committee’s February meeting. For the last several years, including fiscal year 2011, the Committee has adopted two separate performance measures for the purpose of determining bonuses: earnings per share and conversion of continuing income to free cash flow. Earnings per share was selected because it is a generally accepted measure of a company’s performance that can be compared to results in prior periods and at peer companies. Free cash flow is defined as net cash provided by operating activities, less capital expenditures, plus proceeds from sales of property, plant and equipment. The conversion of continuing income to free cash flow is an indication of earnings quality as it measures the degree to which Cooper’s net income translates to cash flow. The Committee believes that both earnings per share and free cash flow are highly regarded measures by financial analysts who monitor Cooper’s performance so linking bonus pay directly to these financial results aligns management interests with those of our shareholders.

For fiscal year 2011, 50% of the bonus opportunity for executive officers was based on earnings per share and 50% was based on free cash flow on a Company-wide basis. The bonus opportunity for executives at operating divisions was based on earnings per share and cash flow performance on a Company-wide basis as described above, however, the Committee may adjust the bonus amount actually awarded to such executives based on the relevant business unit’s financial performance.

When the Committee selects performance measures, they also establish a threshold performance goal that must be achieved to earn any bonus under the Bonus Plan and establish a goal which, if achieved, will earn a maximum bonus opportunity. At Cooper, maximum bonus opportunity for executive officers is a multiple of the executives’ salary/midpoint. For fiscal year 2011 maximum bonus opportunities for the CEO and other Named Executives ranged from 110% to 300% depending on their position. The Committee sets maximum bonus opportunity for each Named Executive and other executives each year based upon salary/midpoint, the competitive compensation review and advice and counsel of their independent consultant. To earn maximum bonus opportunity, financial results must exceed our operating plan by a significant amount.

In establishing the maximum performance goals under the Bonus Plan, the Committee’s objective is to provide our executive officers with a strong financial incentive to achieve results well in excess of the annual operating budget and expectations. The Committee has established four performance goals used for the determination of bonus opportunity under the Bonus Plan: threshold, good, target and maximum. No bonus is available if financial results do not achieve the threshold performance goal. For achieving threshold performance, executive officers can earn 25% of their maximum bonus opportunity. As performance improves, additional bonus opportunity is earned with 50% of the maximum bonus opportunity available for good performance and 75% of maximum bonus opportunity available at the target performance level.

For fiscal year 2011 the Committee approved performance goals for maximum bonus opportunity of earnings per share from continuing operations of $3.70 and free cash flow of 95% of income from continuing operations. These performance goals represented an increase of 15.5% in earnings compared to earnings per share from continuing operations for fiscal 2010 (excluding the impact of the loss in 2010 on the formation of the joint venture for Cooper’s Tools business). The Committee believes that achievement of such “stretch” performance goals on an annual basis will translate into significant shareholder value. Accordingly, under the Bonus Plan, the Committee has provided Cooper’s executive officers with a significant financial incentive to achieve such results.

In February of each year, the Committee meets to review the Company’s financial results for the previous year and determines the degree to which performance goals have been achieved prior to the payment of any bonus awards. Under the Bonus Plan, the Committee has discretion to adjust the method of calculating the attainment of performance goals in recognition of extraordinary or non-recurring items, changes in tax laws or accounting policies, charges related to restructured or discontinued operations, and other unusual or non-recurring items.

Under the Bonus Plan, after the Committee determines the degree to which performance goals have been achieved, earned bonus opportunity for each executive officer can be calculated. The Committee then reviews the individual performance of each executive officer as compared to pre-established objectives for the year as well as the financial performance of the relevant business unit for executives at operating divisions. Based upon this evaluation, the Committee then approves a bonus award to each executive officer, which cannot exceed but may be less than the earned bonus opportunity.

In February 2012 the Committee reviewed results under the Bonus Plan for 2011 and determined earned bonus opportunity to be at the maximum performance level. Earnings per share from continuing operations of $3.87 represented a 21% increase in earnings compared to the 2010 earnings level approved by the Committee. In 2011 Cooper generated free cash flow of $702.4 million (excluding the $250 million asbestos trust settlement payment), which exceeded income from continuing operations and the free cash flow goal established by the Committee in February 2011 for an award at the maximum level.

In determining awards under the Bonus Plan for 2011, the Committee credited management with strong financial performance and significant progress on all five key business initiatives (see 2011 Business Highlights on page 18).

Long-Term Equity-Based Incentive Compensation

The Committee provides equity incentives to executive officers which are tied to Cooper’s long-term performance in order to link the executive’s interests to those of our shareholders and to encourage stock ownership by executives. The Committee balances the goals of rewarding past performance, driving future performance, and retention in determining the amount and form of these incentives.

The 2011 Omnibus Incentive Compensation Plan (“2011 Incentive Plan”), which was approved by our shareholders in May 2011 provides for the granting of stock options, performance-based shares and restricted stock units to Named Executives and other key executives. The 2011 Incentive Plan replaces the Amended and Restated Stock Incentive Plan that also provided for the granting of stock options, performance-based shares and restricted stock units to executives. The Committee believes that the stock options, performance-based shares and restricted stock units granted under these plans place a significant amount of the executive’s compensation at risk and provides a significant link between the compensation of the Named Executives and other key executives on the one hand and Cooper’s long-term goals and shareholders’ interests on the other.

Annual grants of equity-based incentive awards to our executive officers consist principally of stock options and performance shares. Such grants are usually made by the Committee at its February meeting. Generally, our executive officers, including the CEO and other Named Executives, receive annual equity grants having a value consisting of approximately half stock options and half performance share awards. Details on these equity grants are outlined below. The value of the equity grant is targeted at a fixed value, depending upon the individual’s position and responsibilities. Actual grants to executives may be adjusted by the Committee to reflect individual performance and potential, prior equity awards and total compensation to the individual.

Stock Options

As part of the executive compensation program, the Committee annually grants stock options to executive officers and other key employees. Stock options are priced on the day of the Committee meeting at the fair market value of the stock. Cooper’s practice for many years has been to grant stock options at the February Committee meeting, which is after the prior fiscal year’s financial results have been released to the public. The Committee approves all stock option grants to executives and other key employees on the day the Committee meets. The Board and the Committee meeting dates are set at least two years in advance. Stock options are granted at other times during the year but only in conjunction with the hiring, promotion or special retention of employees and then only as approved by the Committee and pursuant to the terms of the 2011 Incentive Plan.

Stock options granted under the 2011 Incentive Plan vest ratably on the first, second and third anniversaries of the grant date so the options are fully exercisable after three years. Stock options granted in 2011 are available for exercise for seven years from the grant date. Because stock options are issued at fair market value, they will only have value if the market price of Cooper shares increases after the grant date. Outstanding options are forfeited when active service ends except in the event of death, disability or retirement.

Performance-Based Share Awards

The Committee annually grants performance-based share awards to Cooper’s executive officers and other key executives. Through these awards, executives can earn Cooper shares based on achievement of performance goals set by the Committee. In establishing performance goals and awarding performance shares the Committee’s objective is to provide executive officers with a financial incentive to improve financial results on a long-term, continuous basis and to align management interests with those of shareholders. Historically, performance goals have been based upon cumulative earnings per share growth over a three-year performance period beginning in the year of the grant and concluding three years later as well as cash conversion over this same performance period.

In light of the uncertainty and volatility during the global economic downturn, for the performance period beginning January 1, 2009 and ending December 31, 2011, the Committee cut the maximum award level in half and set a special one-year goal of having a net debt to EBITDA ratio at or below 2.0 and having a subsequent two-year cliff-vesting service requirement. Failure to achieve this ratio would result in no payout under the plan. In February 2010 the Committee determined that Cooper achieved the performance criteria set in 2009. Due to signs that the global economy was beginning to stabilize, in 2010 the Company returned to the model of basing performance on three-year performance metrics. On the advice of the Committee’s independent consultant, a modifier was added based on total shareholder return performance relative to our peer group for benchmarking financial performance. As noted above, management has recommended and the Board has approved a change in the peer group used to benchmark total shareholder return performance. For performance cycles beginning in 2012, the peer group will be the independently determined S&P Capital Goods Index. The customized peer group will continue to be used to determine relative total shareholder return performance for performance-based grants issued before 2012.

For the performance period beginning January 1, 2011 and ending December 31, 2013, the Committee determined that 50% of the award opportunity would be based on earnings with cumulative earnings per share of $10.39 (compounded annual earnings growth rate of at least 4%) before any award is earned and cumulative earnings per share of $12.32 (compounded annual earnings growth rate of at least 13%) for a payout at the maximum level. The 50% balance of the award opportunity would be based on the conversion of continuing income to free cash flow with a free cash flow rate of at least 80% of income from continuing operations before any award is earned and at least 95% for a payout at the maximum level. The amount of the award opportunity earned based on earnings per share growth and free cash flow would then be increased by 10% if our total shareholder return ranks in the top third or decreased by 10% if total shareholder return ranks in the bottom third of the Company’s financial performance peer group.

Under the Company’s incentive plans, the Committee cannot award performance-based shares unless the performance goals are achieved. The Committee may make adjustments in calculating attainment of performance goals in recognition of extraordinary or non-recurring items, including charges related to restructured or discontinued operations, changes in accounting policies or tax laws, and other unusual or other non-recurring items separately identified in Cooper’s financial statements. Discretionary adjustments by the Committee must be consistent with Section 162(m) of the Internal Revenue Code such that all stock awards to Named Executives are considered “performance-based compensation.”

Restricted Stock Units

Although stock options and performance-based share awards are the principal means of providing long-term equity-based compensation to our key executives, from time to time, the Committee also grants restricted stock units to executive officers and other key management employees. Generally, we grant restricted stock units to ensure we retain certain key management employees and for the purpose of attracting new executives, including replacing equity compensation forfeited by new executives upon resignation from their prior employer. Vesting of restricted stock units is service-based. The vesting period varies depending on the award. Cooper’s current practice is typically to set a five-year vesting period. Dividend equivalents are generally payable when the restrictions lapse and are calculated based on the same dividend rate that applies to our outstanding ordinary shares.

Benefits and Executive Perquisites

The Committee believes that attracting and retaining superior management talent requires an executive compensation program that is competitive in all respects with the programs provided at similar companies. In addition to salaries, incentive bonus and stock awards, competitive executive compensation programs include retirement and welfare benefits and reasonable executive perquisites. At Cooper, executive officers participate in the same retirement and welfare benefit plans as all salaried employees.

Retirement Benefits

Effective January 1, 2007, the Company made significant changes to its retirement benefits program. These changes impacted all members of Cooper’s salaried workforce in the United States including the Named Executives. The retirement modifications involve cessation of accruals or a “freeze” of benefits under three of Cooper’s four retirement plans, i.e. the Cooper Pension Plan, the Supplemental Pension Plan and the Supplemental Savings Plan. There are currently no benefit restoration plans to provide non-qualified benefits to executives including the CEO and Named Executives for amounts exceeding IRS limits. Cooper still maintains the Cooper Retirement Savings and Stock Ownership Plan, a qualified 401(k) savings plan (“Cooper Savings Plan”). Executive officers participate in the Cooper Savings Plan on the same terms and conditions as all other eligible participants. Cooper currently makes a basic 3% company contribution to all participant accounts plus a matching contribution of 50% of the first 6% contributed by an employee. The basic 3% company contribution is 25% vested after two years, 50% vested after three years, 75% vested after four years and fully vested after five years.

Executive officers, including the Named Executives, are eligible for contributions to a Supplemental Executive Retirement Plan (“SERP”). The Committee annually approves contributions to each executive’s individual account with a designated contribution percentage of their total compensation. Benefits under the SERP are subject to a five-year vesting requirement.

Executive officers, including the Named Executives, are also eligible to participate in the Salary Deferral Plan, which permits the participant to defer up to 50% of their base salary. Cooper does not match employee deferrals. The executive’s total annual compensation is reduced by the amount of other contributions to the Salary Deferral Plan for the purpose of determining compensation under the Cooper Savings Plan. Salary deferrals under the Plan are credited with interest at the average prime rate.

Welfare Benefits

All executive officers, including the Named Executives, are eligible to participate in the Company’s welfare benefit plans including: medical, dental, life insurance, short-term disability, and long-term disability. Executives participate in these plans on the same basis and subject to the same costs, terms and conditions as other salaried employees at their assigned location.

Perquisites

A set annual amount approved by the Committee is paid to the executive for use at the individual executive’s discretion. For 2011 the amount of the perquisite payment for the Chairman and CEO was $50,000 and up to $25,000 for other senior management including the other Named Executives. Generally, Cooper does not provide country club memberships to its executives, except in limited circumstances. Cooper has paid the initiation fee for a club membership as a perquisite for certain executives. There were no exceptions to this policy in 2011. In addition, the Chairman and CEO (and other senior executives upon approval of the Chairman and CEO) may use the Company plane for personal purposes.

Stock Ownership Guidelines and Retention Requirements

All executive officers are subject to Stock Ownership Guidelines and Retention Requirements under which they must acquire Cooper shares valued at a multiple of their base salary as follows:

Position	Salary Multiple
CEO	5.0x

Senior or Executive Vice Presidents	3.5x

Other Officers and Division Presidents	2.0x

Executives subject to the Stock Ownership Guidelines have five years from appointment to their executive position to comply and are expected to make regular progress towards that goal. To ensure this occurs, executive officers must retain a portion of stock acquired as a result of an equity grant from Cooper for a prescribed length of time.

•

Executives not yet in full compliance with Stock Ownership Guidelines must retain 75% of net shares (shares remaining after acquisition costs and payment of taxes) until they own sufficient shares to meet the Ownership Guidelines.

•	Other executives are required to retain 25% of net shares for at least one year after acquisition.

The Committee believes that these Stock Ownership Guidelines and Retention Requirements are an important component of the equity-based incentive compensation program because it ensures that executive officers have a significant and ongoing financial stake in Cooper’s long-term performance. At its April 2011 meeting, the Committee reviewed the status of covered executives relative to compliance with the Stock Ownership Guidelines and Retention Requirements and determined that all the Named Executives are in compliance or are making satisfactory progress within the five-year period to achieve compliance.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid to its CEO and three other most highly compensated officers other than the CFO. The Committee believes that the annual incentive bonuses paid pursuant to the Bonus Plan and the awards and options granted pursuant to the 2011 Incentive Plan and the predecessor Stock Incentive Plan will qualify as “performance-based” compensation and will meet the requirements of the current tax law and Internal Revenue Service regulations so as to preserve the tax deductibility of the executive compensation paid pursuant to such plans. Although the Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions as noted above and retains the flexibility to grant awards it determines to be consistent with the Company’s goals for its executive compensation program even if the award is not deductible by the Company for tax purposes.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Cooper’s Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Ivor J. Evans, Chairman	Dan F. Smith
Linda A. Hill	Gerald B. Smith

2011 SUMMARY COMPENSATION TABLE

The following table presents information relating to the compensation earned by the CEO and other Named Executives for services rendered to Cooper.

Name and Principal Position	Year	Salary ($)	Bonus(5) ($)	Stock Awards(1) ($)		Option Awards(1) ($)	Non- Equity Incentive Plan Compen- sation(5) ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings(6) ($)	All Other Compen- sation(7)(8) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
Kirk S. Hachigian Chairman, President and Chief Executive Officer	2011 2010 2009	$1,266,667 1,200,000 1,200,000	$0 1,000,500 270,400	$10,078,354 15,347,083 3,065,518	(2) (3) (4)	$4,822,121 3,246,687 2,856,767	$3,800,000 2,999,500 2,279,600	$11,994 4,805 3,191	$1,149,536 1,277,938 1,080,768	$21,128,672 25,076,513 10,756,244

David A. Barta Senior Vice President and Chief Financial Officer	2011 2010	483,333 281,250	0 50,400	2,826,607 2,926,612	(2) (3)	596,939 501,685	650,000 649,600	0 0	197,938 254,644	4,754,817 4,664,191

Bruce M. Taten Senior Vice President, General Counsel and Chief Compliance Officer	2011 2010 2009	440,000 413,333 400,000	0 0 0	3,081,794 796,928 343,213	(2) (3) (4)	530,613 357,024 319,775	550,000 475,000 325,000	0 0 0	152,166 133,340 93,623	4,754,573 2,175,625 1,481,611

Ivo Jurek Group President	2011	358,333	0	2,260,121	(2)	326,255	406,000	0	125,798	3,476,507

Kris Beyen(9) President, Cooper Safety and Cooper Europe	2011	309,803	0	1,615,829	(2)	301,158	375,000	0	94,803	2,696,593

(1)	The amounts shown in columns (e) and (f) above is the aggregate grant date fair value related to the stock and option awards computed in accordance with FASB ASC Topic 718. See Cooper’s Annual Reports for the years ended December 31, 2009-2011 for a description of the valuations per FASB ASC Topic 718. The awards consist of stock options, performance shares and restricted stock units granted to the Named Executives under the Amended and Restated Stock Incentive Plan.
(2)	Represents the performance-based share grants for the performance period beginning on January 1, 2011 and ending December 31, 2013. The aggregate grant date fair value of the awards included in the table above assumes payout at the maximum level of performance. For a more detailed discussion see “Compensation Discussion and Analysis – Performance-based Share Awards”. The amounts for Messrs. Barta, Taten, Jurek and Beyen also include the aggregate grant date fair value of restricted stock units. These restricted stock units were granted to these Named Executives as retention incentives in recognition of their leadership and contributions toward achievement of superior financial results, successful implementation of key strategic initiatives and increased long-term shareholder value.
(3)	Represents the performance-based share grants for the performance period beginning on January 1, 2010 and ending December 31, 2012. The grant date fair value of the awards included in the table above assumes payout at the maximum level of performance. For a more detailed discussion see “Compensation Discussion and Analysis – Performance-based Share Awards”. The amount for K.S. Hachigian also includes the aggregate grant date fair value of restricted stock units that were granted to Mr. Hachigian as a retention incentive in recognition of his leadership achieving superior long-term financial results, successfully implementing strategic initiatives and increasing shareholder value. The amount for D.A. Barta also includes the aggregate grant date fair value of restricted stock units that were granted to Mr. Barta to replace equity compensation forfeited upon resignation from his prior employer.

(4)	Represents the performance-based share awards for the three-year period beginning on January 1, 2009. In February 2010, the Management Development and Compensation Committee determined that Cooper achieved the one-year performance criteria. The earned awards require an additional two-year vesting period that expired on February 13, 2012.
(5)	The amounts shown in column (g) represent annual incentive bonuses earned by the Named Executives under the Management Annual Incentive Plan or “Bonus Plan.” The amounts shown in column (d) represent supplemental bonuses paid outside the Bonus Plan. See “Compensation Discussion and Analysis – Annual Incentive Compensation” for further details.
(6)	The amounts shown in column (h) represent the change in the actuarial present value of accumulated benefits under the Cooper Pension Plan, which has been frozen.
(7)	The breakdown of “All Other Compensation” is set forth in the table below. The dividend equivalents represent amounts paid on restricted stock units and earned performance shares.

Name	Year	Dividend Equivalents	Contributions to Cooper Savings Plan		Contributions to Supplemental Defined Contribution Plans	Perquisites(8)	Tax Gross-Up Payments(8)	Personal Use of Company Aircraft(8)
Hachigian, K.S.	2011 2010 2009	$45,600 283,297 432,160	$14,700 13,600 22,050		$810,667 832,000 435,000	$53,566 53,364 53,637	$3,296 2,810 10,343	$221,707 92,867 127,578

Barta, D.A.	2011 2010	0 0	7,350 7,350		158,667 137,375	31,399 99,186	522 10,733	0 0

Taten, B.M.	2011 2010 2009	0 0 0	14,700 7,350 7,350		108,900 97,717 58,000	28,566 28,273 28,273	0 0 0	0 0 0

Jurek, I.	2011	0	14,700		84,077	26,992	29	0

Beyen, K.	2011	2,280	37,892	(9)	0	54,631	0	0

(8)	Perquisites and other personal benefits included in column (i) are valued on the basis of the aggregate incremental cost to Cooper. The CEO receives a set annual perquisite allowance of $50,000 and the other Named Executives, except Mr. Beyen, receive a set annual allowance of $25,000 to be used at their discretion. Certain executives also received paid parking as a perquisite. For personal use of Cooper’s aircraft, the value takes into account incremental operating costs including fuel, landing fees, crew travel expenses and catering. Because our aircraft is used primarily for business travel, we do not include fixed costs that do not change based on usage such as salaries and benefits of flight crews, taxes, depreciation and insurance. The CEO only receives tax gross-up payments on the value of the personal use of company aircraft in limited circumstances when personal use also advances Cooper’s business interest such as when the CEO uses company aircraft to attend Board meetings of other companies or organizations and when the CEO’s spouse accompanies him on occasional business functions that spouses are expected to attend. The perquisite amount shown for Mr. Barta for 2010 includes a signing bonus of $60,000 and a relocation allowance of $26,394. The tax gross-up payment for Mr. Barta represents a gross-up on the taxable portion of his relocation allowance. In lieu of an annual perquisite allowance, Mr. Beyen is provided a company car allowance and contributions to a defined contribution plan. In 2011, Mr. Beyen’s perquisites also included a temporary housing allowance, supplemental medical insurance, and tax return preparation and financial planning services.
(9)	Mr. Beyen works outside the United States and his compensation was paid in British Pounds Sterling and Euros. His salary and other compensation in columns (c) and (i) of the Summary Compensation Table was converted to US dollars using an exchange rate of 1.61621 dollars per British Pounds Sterling and 1.37144 dollars per Euro, which represents the average exchange rate for the period that he received compensation in the respective foreign currencies. The $37,892 included in “All Other Compensation” for Mr. Beyen represents employer contributions to defined contribution retirement plans maintained for employees outside the United States. The amounts shown for his stock awards, option awards and non-equity incentive plan compensation in columns (e), (f) and (g) of the Summary Compensation Table are the US dollar amounts valued as described above for the other Named Executives.

2011 TOTAL REALIZED COMPENSATION TABLE

To supplement the SEC-required disclosure in the 2011 Summary Compensation table set forth above, we have included the additional table below, which shows “Total Realized Compensation” representing the total compensation realized by each Named Executive for the years shown. Total compensation as calculated under SEC rules and, as shown in the 2011 Summary Compensation table, includes income from stock and option awards that are driven by accounting assumptions, which are not necessarily reflective of compensation actually realized by the Named Executives in a particular year. The Committee and Company management believe that compensation actually realized provides useful information to evaluate the link between actual pay and actual performance.

Name and Principal Position	Year	Total Realized Compensation(1)
Kirk S. Hachigian Chairman, President and Chief Executive Officer	2011 2010 2009	$11,295,946 14,093,464 14,745,974

David A. Barta Senior Vice President and Chief Financial Officer	2011 2010	$1,331,271 1,235,894

Bruce M. Taten Senior Vice President, General Counsel and Chief Compliance Officer	2011 2010 2009	$1,142,166 1,021,673 818,623

Ivo Jurek Group President	2011	$890,131	(2)

Kris Beyen President, Cooper Safety and Cooper Europe	2011	$1,102,128	(2)

(1)	Amounts reported as Total Realized Compensation differ substantially from the amounts determined under SEC rules as reported in the Total column of the 2011 Summary Compensation Table. Total Realized Compensation is not a substitute for Total compensation. Total Realized Compensation represents: (1) Total compensation, as calculated under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards and Option Awards columns of the 2011 Summary Compensation Table), minus (3) the year-over-year change in pension value and nonqualified deferred compensation earnings (as reflected in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the 2011 Summary Compensation Table), and plus (4) the value realized from the exercise of stock options and the vesting of restricted stock units or performance share awards before payment of any applicable withholding taxes and brokerage commissions (as reflected in the Option Exercises and Stock Vested Tables of the proxy statements for the respective years). For more information on Total compensation under the SEC rules, see the narrative and notes accompanying the 2011 Summary Compensation Table set forth on page 30.
(2)	Realized compensation for Messrs. Jurek and Beyen is shown for 2011 only because that is the first year that these executives were included as Named Executives in the Summary Compensation Table.

2011 GRANTS OF PLAN-BASED AWARDS

The following table includes information regarding stock option grants made to the Named Executives in the last fiscal year including the number of shares subject to the stock options, the exercise price and the grant date fair value of the stock options. The table also includes information regarding potential future payouts under Cooper’s non-equity and equity incentive plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities Under-	Exercise or Base Price of	Grant Date Fair Value of
		Threshold ($)	Target(3) ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)	of Stock or Units (#)(4)	lying Options (#)	Option Awards ($/Sh)(5)	Stock and Option Awards(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Hachigian, K.S.	2/14/11	$975,000	$2,925,000	$3,900,000	—	—	—	0	—	—	N/A
	2/14/11	—	—	—	33,625	100,875	147,950	—	—	—	$10,078,354
	2/14/11	—	—	—	—	—	—	—	269,000	$65.76	$4,822,121

Barta, D.A.	2/14/11	$187,400	$562,200	$749,600	—	—	—	24,000	—	—	$1,578,240
	2/14/11	—	—	—	4,165	12,495	18,326	—	—	—	$1,248,367
	2/14/11	—	—	—	—	—	—	—	33,300	$65.76	$596,939

Taten, B.M.	2/14/11	$137,825	$413,475	$551,300	—	—	—	30,000	—	—	$1,972,800
	2/14/11	—	—	—	3,700	11,100	16,280	—	—	—	$1,108,994
	2/14/11	—	—	—	—	—	—	—	29,600	$65.76	$530,613

Jurek, I.	2/14/11	$101,700	$305,100	$406,800	—	—	—	24,000	—	—	$1,578,240
	2/14/11	—	—	—	2,275	6,825	10,010	—	—	—	$681,881
	2/14/11	—	—	—	—		—	—	18,200	$65.76	$326,255

Beyen, K.	2/14/11	$94,575	$283,725	$378,300	—	—	—	15,000	—	—	$986,400
	2/14/11	—	—	—	2,100	6,300	9,240	—	—	—	$629,429
	2/14/11	—	—	—	—	—	—	—	16,800	$65.76	$301,158

(1)	Represents annual incentive compensation bonus opportunities for fiscal year 2011 available to Named Executives under the terms of the Management Annual Incentive Plan or “Bonus Plan.” For fiscal year 2011 earnings per share from continuing operations of $3.70 and free cash flow of 95% of income from continuing operations is required for performance at the maximum level with 50% of the bonus opportunity based on earnings per share and 50% based on free cash flow. The actual awards earned by the Named Executives for fiscal year 2011 are set forth in column (g) of the Summary Compensation Table. See “Compensation Discussion and Analysis – Annual Incentive Compensation” for further details.

(2)	Represents long-term incentive awards granted in 2011 to the Named Executives under the Amended and Restated Stock Incentive Plan or “Stock Plan.” These performance–based share awards may be earned based on achievement of performance goals over a three-year period commencing on January 1, 2011 and ending on December 31, 2013. Average annual earnings per share growth of 13% and free cash flow of 95% of income from continuing operations is required for performance at the maximum level with 50% of the award opportunity based on earnings per share and 50% based on free cash flow. The amount of the award opportunity earned based on earnings per share growth and free cash flow would then be increased 10% if our total shareholder return ranks in the top third of our peer group or decreased 10% if total shareholder return ranks in the bottom third of our peer group. Upon distribution of the performance shares earned by the executive, Cooper shall pay the executive an amount in cash equal to the aggregate amount of cash dividends the executive would have received had the executive been the record owner of the earned performance shares over the performance period. Dividend equivalents are calculated based on the same dividend rate that applies to Cooper’s outstanding ordinary shares. See “Compensation Discussion and Analysis – Performance-based Share Awards” for further details.
(3)	Cooper bases its “target” performance level on “stretch” performance goals that provide a bonus or equity payout opportunity at approximately 75% of the maximum opportunity.
(4)	Represents restricted stock units granted to the Named Executive. The restricted stock units granted to Mr. Barta vest in three equal installments in 2014, 2016 and 2018. The restricted stock units granted to Messrs. Taten, Jurek and Beyen vest in three equal installments in 2015, 2016 and 2017.
(5)	The exercise price of each option is equal to the fair market value of Cooper’s ordinary shares on the date of the grant, which is the closing price on the grant date. The options become one-third exercisable one year after the grant date, two-thirds exercisable two years after the grant date, and fully exercisable three years after the grant date.
(6)	The grant date fair value of the stock option awards for February 2011 is $17.9261 per share and the grant date fair value of the performance-based shares for February 2011 is $68.12 per share. The grant date fair value for the performance-based share awards assumes payout at the maximum performance level. See Cooper’s Annual Report for the year ended December 31, 2011 for a description of the valuations under FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END(1)

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2011 for each Named Executive. The table also shows unvested and unearned stock awards (both time-based awards and performance-contingent) assuming a market value of $54.15 a share (the closing market price of Cooper’s stock on December 31, 2011).

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)	(b)(2)	(c)(2)	(e)(3)	(f)	(g)		(h)	(i)		(j)
Hachigian, K.S.	280,000	0	$47.16	2/16/2014	40,000	(4)	$2,166,000	160,050	(6)	$8,666,708
	321,800	0	$44.21	2/11/2015	152,256	(4)	$8,244,662	147,950	(7)	8,011,493
	282,900	141,450	$28.89	2/08/2016	106,110	(5)	$5,745,857
	97,000	194,000	$43.78	2/14/2017
	0	269,000	$65.76	2/14/2018

Barta, D.A.	12,000	24,000	$48.94	5/17/2017	40,000	(4)	$2,166,000	19,800	(6)	1,072,170
	0	33,300	$65.76	2/14/2018	24,000	(4)	$1,299,600	18,326	(7)	992,353

Taten, B.M.	24,000	0	$28.60	11/10/2015	10,000	(4)	$541,500	17,600	(6)	953,040
	31,666	15,834	$28.89	2/08/2016	30,000	(4)	$1,624,500	16,280	(7)	881,562
	10,666	21,334	$43.78	2/14/2017	11,880	(5)	$643,302
	0	29,600	$65.76	2/14/2018

Jurek, Ivo	10,000	0	$47.16	3/09/2014	5,000	(4)	$270,750	10,010	(6)	542,042
	8,000	0	$44.21	2/11/2015	5,000	(4)	$270,750	10,010	(7)	542,042
	16,666	8,334	$28.89	2/08/2016	24,000	(4)	$1,299,600
	6,066	12,134	$43.78	2/14/2017	6,250	(5)	$338,438
	0	18,200	$65.76	2/14/2018

Beyen, K.	1,667	0	$44.21	2/11/2015	2,000	(4)	$108,300	10,010	(6)	542,042
	0	8,334	$28.89	2/08/2016	3,000	(4)	$162,450	9,240	(7)	500,346
	6,066	12,134	$43.78	2/14/2017	15,000	(4)	$812,250
	0	16,800	$65.76	2/14/2018	6,250	(5)	$338,438

(1)	Column (d) “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” has been omitted since there are no items to report.
(2)	Options become one-third exercisable one year after the grant date, two-thirds exercisable two years after the grant date, and fully exercisable three years after the grant date.
(3)	The exercise price of each option is equal to the fair market value of Cooper’s ordinary shares on the date of grant of the options, which is the average of the high and low sales price on the grant date for grants prior to 2007 and the closing price for grants in 2007 and thereafter.
(4)	Represents restricted stock units granted to the Named Executive. In February 2007 Mr. Hachigian received a grant of 40,000 restricted stock units that vested in February 2012. In November 2010 Mr. Hachigian received a grant of 152,256 restricted stock units (which vest in three equal installments in June 2016, 2017 and 2018) as a long-term retention incentive to secure the CEO’s continued leadership in coming years. In May 2010 Mr. Barta received a grant of 40,000 restricted stock units that vest 30,000 units in February 2013 and 10,000 units in February 2015, which were granted to Mr. Barta to replace equity compensation forfeited upon resignation from his prior employer. In February 2011 Mr. Barta received a grant of 24,000 restricted stock units that vest in three equal installments in February 2014, 2016 and 2018. In November 2008 Mr. Taten received a grant of 10,000 restricted stock units that vest in November 2013, which were granted to Mr. Taten to replace equity compensation forfeited upon resignation from his prior employer. In February 2011 Mr. Taten also received a grant of 30,000 restricted stock units that vest in three equal installments in February 2015, 2016 and 2017. In March 2007, Mr. Jurek received a grant of 5,000 restricted stock units to replace equity compensation forfeited upon resignation from his prior employer that vested in March 2012. In August 2010,

Mr. Jurek received a grant of 5,000 restricted stock units that vest in August 2015 and in February 2011 Mr. Jurek received a grant of 24,000 restricted stock units that vest in three equal installments in February 2015, 2016 and 2017. In February 2007, Mr. Beyen received a grant of 2,000 restricted stock units that vested in February 2012 and in August 2010 he received a grant of 3,000 restricted stock units that vest in August 2015. In February 2011 Mr. Beyen received a grant of 15,000 restricted stock units that vest in three equal installments in February 2015, 2016 and 2017. The grants of restricted stock units in February 2011 to Messrs. Barta, Taten, Jurek and Beyen were made as a long-term retention incentive in recognition of their critical role in the future leadership of the Company. Depending on the specific award, dividend equivalents are payable on restricted stock units either on the dividend payment date or upon the date when the stock restrictions lapse. Dividend equivalents are calculated based on the same dividend rate that applies to Cooper’s outstanding ordinary shares.
(5)	Represents the earned performance-based share awards for the three-year period beginning on January 1, 2009. In February 2010 the Management Development and Compensation Committee determined that Cooper achieved the one-year performance criteria. The earned awards also required satisfaction of an additional two-year service vesting period. These performance shares vested in February 2012.
(6)	Represents the performance-based share grants for the performance period beginning on January 1, 2010 and ending on December 31, 2012. The value of the awards shown in the table above assumes payout at the maximum level of performance. Subject to satisfaction of performance goals, these grants vest in February 2013. For a more detailed discussion see “Compensation Discussion and Analysis – Performance-based Share Awards”.
(7)	Represents performance-based shares granted for the performance period beginning on January 1, 2011 and ending on December 31, 2013. The value of the awards shown in the table above assumes payout at the maximum level of performance. Subject to the satisfaction of performance goals, the grants vest in February 2014. For a more detailed discussion see “Compensation Discussion and Analysis – Performance-based Share Awards”.

2011 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding options and stock awards exercised and vested, respectively, during 2011 for the Named Executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Hachigian, K.S.	280,000	$5,079,743	0	0
Barta, D.A.	0	0	0	0
Taten, B.M.	0	0	0	0
Jurek, Ivo	0	0	0	0
Beyen, K.	11,533	322,522	0	0

2011 PENSION BENEFITS

The following table discloses the years of credited service and the actuarial present value of the accrued benefits for, and payments during the last fiscal year to, each of the Named Executives under the Cooper Pension Plan and Supplemental Pension Plan. Prior to January 1, 2007, executive officers residing in the United States participated in several retirement plans sponsored by Cooper including the Cooper Salaried Employees Retirement Plan (“Cooper Pension Plan”) and the Cooper Industries Supplemental Excess Defined Benefit Plan (“Supplemental Pension Plan”). Executive officers participated in these retirement plans on the same basis and under the same terms and conditions as other salaried employees who reside in the United States and were assigned to Cooper’s United States business units. Under the Cooper Pension Plan, Cooper credited the individual’s plan account with four percent of each year’s total compensation up to the Social Security wage base for the year, plus eight percent of each year’s total compensation that exceeds the Social Security wage base. The participant receives interest on all amounts credited to their account until the participant begins to receive benefit payments. The Supplemental Pension Plan is an unfunded, nonqualified plan that provides to certain employees, including certain Named Executives, Cooper Pension Plan benefits that cannot be paid from a qualified, defined benefit plan because of the Internal Revenue Code restrictions.

Effective January 1, 2007, Cooper decided to “freeze” the benefits and cease accruals under the Cooper Pension Plan and the Supplemental Pension Plan. Because of the cessation of accruals under these plans, the participants will not receive any additional benefit credits. Individual plan accounts will continue to receive interest credits on their account balance. For 2011 the interest credit rate was 0.25%.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit(1) ($) (d)	Payments During Last Fiscal Year ($) (e)
Hachigian, K.S.(1)	Cooper Pension Plan	5.7	$90,795	$0

(1)	Mr. Hachigian is the only Named Executive with benefit accruals under the frozen Cooper Pension Plan. The present value of the accumulated pension benefits is computed on the same basis and using the same assumptions that Cooper uses for financial statement reporting purposes. For further details, see Note 16 -Pension and Other Postretirement Benefits” to Cooper’s consolidated financial statements as set forth in Cooper’s Annual Report on Form 10-K for the period ended December 31, 2011.

2011 NONQUALIFIED DEFERRED COMPENSATION

Various Cooper executives, including the Named Executives, may elect to defer all or a portion of the annual incentive awards earned under the Bonus Plan and stock awards earned under the 2011 Incentive Plan and its predecessor, the Stock Incentive Plan. Any cash deferrals are credited annually with interest at the average prime rate. Any stock deferrals are credited with dividend equivalents at the same rate as dividends are paid on Cooper ordinary shares. These cash and stock deferrals are unfunded deferred compensation arrangements. Amounts credited to an executive’s deferred compensation account are distributed either as a lump sum payment or in installments based on deferral elections made by the executive in accordance with Section 409A of the Internal Revenue Code.

Executives also earn deferred compensation under the Supplemental Executive Retirement Plan (“SERP”) and Salary Deferral Plan and continue to receive interest credits on account balances under the Supplemental Savings Plan, which was frozen effective December 31, 2006. See “Compensation Discussion and Analysis – Retirement Benefits” for further details regarding these plans.

The following table discloses contributions, earnings and balances for each of the Named Executives under the nonqualified deferred compensation arrangements discussed above.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)
Hachigian, K.S.
- SERP	$0	$832,000	$94,933	$0	$3,184,495
- Supplemental Savings Plan	0	0	36,066	0	1,145,770

Barta, D.A.
- SERP	0	137,375	3,560	0	140,935

Taten, B.M.
- SERP	0	97,717	4,466	0	161,681

Jurek, Ivo
- SERP	0	79,750	3,397	0	124,065
- Salary Deferral Plan	143,333	0	18,255	0	656,595
- Bonus Plan	160,000	0	1,625	0	211,625

Beyen, K.	0	0	0	0	0

(1)	All amounts reported as Executive Contributions and Company Contributions are also included in the Summary Compensation Table in the “Salary” column (Salary Deferral Plan), the “Non-Equity Incentive Plan Compensation” column (Bonus Plan), or the “All Other Compensation” column (SERP) for the year that the compensation was earned. The amounts reported represent contributions made or credited to the Named Executive’s account balance in 2011. Contributions to the SERP and Bonus Plan relate to compensation earned in 2010.
(2)	No amounts reported as earnings are included in the Summary Compensation Table because the deferred compensation plans do not provide for above-market returns.
(3)	This fiscal year-end balance includes the following amounts that have been reported in the Summary Compensation Table for this year and for previous years.

Name	2011 ($)	Previous Years ($)	Total ($)
Hachigian, K.S.	$0	$2,442,493	$2,442,493
Barta, D.A.	0	137,375	137,375
Taten, B.M.	0	97,717	97,717
Jurek, Ivo	143,333	0	143,333
Beyen, K.	0	0	0

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control Arrangements

Management Continuity Agreements

Cooper has Management Continuity Agreements with the Named Executives and certain other key executives. The purpose of the agreements is to encourage the executives to carry out their duties when there is a possibility of a change in control of Cooper. The agreements are not ordinary employment agreements and do not provide any assurance of continued employment.

Cooper’s Management Continuity Agreements provide for a “double trigger” before an executive is entitled to receive the payments and benefits described below. If, during the two-year period following a change in control, Cooper or its successor terminates the executive’s employment other than for “cause” or the executive voluntarily terminates employment for “good reason” (as such terms are defined in the agreements), the executive shall receive:

•

A lump-sum cash payment equal to a multiple (3x in the case of the Chief Executive Officer and Senior Vice Presidents and 2x in the case of the other key executives) of the sum of the executive’s salary and bonus under the Management Annual Incentive Plan. For purposes of the lump sum cash payment, the bonus amount is based on the higher of: (1) the average annual bonus earned with respect to the prior three fiscal years, or (2) the target annual bonus under the Management Annual Incentive Plan for the fiscal year in which the date of termination occurs or, if higher, the fiscal year of the change in control.

•

The continuation of life, disability, accident and health insurance benefits for the number of years equal to the multiplier used to calculate the lump-sum severance payment, provided that health insurance benefits may be provided for up to an additional five years if such benefits are not available through another employer and the executive is under age 65.

•	A pro rata payment of his or her target bonus for the year of termination.

•

A lump sum payment equal to the incremental benefits and contributions that the executive would have received under Cooper’s various retirement and savings plans for the number of years equal to their multiplier, taking into account the severance benefits received by the executive.

•	Outplacement services for up to one year.

•	A tax gross-up of any excise tax due under the Internal Revenue Code for these types of agreements.

Stock Incentive Plan

As described above under the caption “Long-Term Equity Based Incentive Compensation”, the Named Executives have been granted stock options, restricted stock units and performance-based share awards under the Stock Incentive Plan. This Plan provides that upon a change in control of Cooper:

•

Unless the Board’s Management Development and Compensation Committee decides to make an equitable adjustment or substitution of stock options, all options will be canceled and Cooper will make a cash payment to the Named Executives equal to the difference in the fair market value of Cooper ordinary shares (or the highest price actually paid for the stock in connection with the change in control, if higher) and the option price.

•

All outstanding performance shares will be deemed earned at the target level, all restrictions will lapse on any outstanding restricted stock units, and the Named Executives shall receive such form of consideration as they would have received had they been the owner of record of the performance shares and the shares representing restricted stock units at the time of the change in control plus a cash payment for any accrued dividends on the performance shares and restricted stock units.

2011 Potential Payments upon Change in Control

The following table shows potential payments if, during the two-year period following a change in control, a Named Executive is terminated (other than for “cause”) or voluntarily terminates employment for “good reason.” The amounts shown assume that the termination was effective on December 31, 2011, and are estimates that reflect the amounts that would be paid and the incremental value of benefits that would be enhanced through accelerated vesting of options and stock awards. The value of equity awards is based on Cooper’s closing market price of $54.15 on December 31, 2011. As discussed above, outstanding stock options may be paid out and stock awards are paid out upon a change in control regardless of whether the Named Executive is terminated or voluntarily terminates employment following the change in control. Also, in addition to the amounts shown in the table below, the Named Executives would be entitled to any vested benefits including outstanding vested options and other awards shown in the “Outstanding Equity Awards at Fiscal-Year-End” table, pension benefits reflected in the “Pension Benefits Table” and balances under nonqualified deferred compensation plans shown in the “Nonqualified Deferred Compensation Table.”

	Cash Severance(1)	Pro rata Bonus(2)	Option Awards(3)	Stock Awards(4)	Retirement and Savings Plan Contributions(5)	Welfare Benefits and Out- placement(6)	Tax Gross-up	Total
Name	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Hachigian, K.S.	$12,950,000	$2,925,000	$5,584,808	$28,450,997	$2,116,101	$155,727	$0	$52,182,633
Barta, D.A.	3,600,000	562,200	125,040	5,024,603	490,224	148,352	3,124,709	13,075,128
Taten, B.M.	2,590,425	413,475	621,177	4,208,114	329,586	143,352	2,338,333	10,644,462
Jurek, Ivo	1,360,200	305,100	336,340	3,022,831	179,022	124,828	1,403,760	6,732,081
Beyen, K.(7)	1,197,566	283,725	336,340	2,192,403	0	53,397	0	4,063,431

(1)	Amounts shown in column (a) represent a cash payment equal to a multiple (3X in the case of Messrs. Hachigian, Barta and Taten and 2X in the case of Messrs. Jurek and Beyen) of the Named Executive’s salary and annual incentive bonus.
(2)	Amounts shown in column (b) represent payment of the Named Executive’s pro rata target bonus for the year of termination. Because the termination is assumed to be effective on December 31, 2011, the amounts shown represent the target bonus for the full year.
(3)	Amounts shown for option awards in column (c) represent the value of unvested options that would accelerate upon a change of control based on the difference between the closing price of Cooper’s ordinary shares at the end of fiscal 2011 and the exercise price of the respective options.
(4)	Amounts shown for stock awards in column (d) represent the value of unvested performance share awards at the target performance level and unvested restricted stock units, the vesting of which would accelerate upon a change of control based on the closing price of Cooper’s ordinary shares at the end of fiscal year 2011.
(5)	Amounts shown in column (e) represent additional credits the Named Executives would have received under the Retirement Savings and Stock Ownership Plan and Supplemental Executive Retirement Plan for the number of years equal to the multiplier used to calculate the cash severance.
(6)	Amounts shown in column (f) represent the value of life insurance for the severance period, continued health insurance benefits for eight years in the case of Messrs. Hachigian, Barta and Taten and seven years in the case of Messrs. Jurek and Beyen, plus $10,000 which represents the value of outplacement services for one year.
(7)	Amounts for Mr. Beyen were converted to U.S. dollars using an exchange rate of 1.296 dollars per Euro, which represents the exchange rate at December 31, 2011.

Potential Payments Upon Involuntary Termination

A Benefits Continuation Agreement with the Company’s Chief Executive Officer provides that upon termination of the Chief Executive Officer without cause, all stock options, restricted stock units (other than the retention awards that vest in June 2016, 2017 and 2018) and any awards outstanding under the Company’s long-term incentive programs shall become immediately and fully vested and Mr. Hachigian and his family shall remain eligible to participate (at their expense) in Cooper’s medical benefits program for a period of three years. Upon involuntary termination of other executives including the Named Executives, Cooper’s policy is to provide a severance payment equal to the executive’s base salary for a period up to one year for senior executives with five or more years of continuous service and for up to nine months for senior executives with less than five years of continuous service. Also, depending on the circumstances and termination date, the Named Executive may receive a payout of the performance-based share awards not to exceed an amount based on the performance level actually achieved for the performance cycle. In the case of the Named Executives other than the Chief Executive Officer, the cash severance performance cycle is as follows: D.A. Barta – $375,000; B.M. Taten – $337,500; I. Jurek – $281,250 and K. Beyen – $315,058. A Named Executive will generally forfeit other unvested equity awards including stock options, restricted stock units and performance share awards for performance cycles that end after the year of termination.

Potential Payments Upon Resignation or Retirement

Upon voluntary resignation, a Named Executive would forfeit, as of the termination date, all outstanding annual cash incentive awards and equity awards including stock options, performance shares and restricted stock units. The Named Executive would be entitled to any pension benefits and nonqualified deferred compensation that are vested as of the termination date.

A Benefits Continuation Agreement with the Company’s Chief Executive Officer provides that upon a “qualifying retirement”, all stock options, restricted stock units (other than the retention awards that vest in June 2016, 2017 and 2018) and any awards outstanding under the Company’s long-term incentive programs shall become immediately and fully vested. The Agreement also provides that Mr. Hachigian and his family shall remain eligible to participate (at their expense) in Cooper’s medical benefits program until Mr. Hachigian or his spouse, as applicable, have equivalent coverage under a medical benefits program of a subsequent employer or death, or in the case of their children, until they attain age 26. A “qualifying retirement” means retirement at any time after June 29, 2015, with at least one year advance notice provided to the Board of Directors. Upon retirement of other Named Executives, a Named Executive would forfeit all outstanding annual cash incentive awards, performance share awards and restricted stock units. Any stock options granted more than one year before the retirement date would continue to vest and would be exercisable following retirement for a period of five years or the expiration date of the option, whichever is earlier. The Named Executive would also be entitled to any pension benefits and nonqualified deferred compensation that are vested as of the retirement date.

2011 EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	8,713,770	(1)	$44.07	(2)	11,321,582	(3)
Equity compensation plans not approved by security holders	0		N/A
Total	8,713,770		44.07		11,321,582

(1)	Consists of: (a) 8,219,656 shares to be issued under the Stock Incentive Plan (including 6,508,133 outstanding stock options, 1,014,516 performance-based share awards that are issuable to the extent established performance goals are achieved and service-based forfeiture restrictions are satisfied, 661,977 unvested restricted stock units and 35,030 shares earned the receipt of which has been deferred); (b) 43,647 shares to be issued under the 2011 Incentive Plan (including 6,000 outstanding stock options, 1,650 performance-based share awards that are issuable to the extent established performance goals are achieved and service-based forfeiture restrictions are satisfied and 35,997 unvested restricted stock units); (c) 3,396 shares earned under the Management Annual Incentive Plan the receipt of which has been deferred; (d) 130,000 outstanding stock options and 248,491 shares earned but deferred under the Director Stock Plan; and (e) 68,580 shares earned but deferred under the Directors’ Retainer Fee Stock Plan.
(2)	Weighted average exercise price of outstanding options excludes the performance-based share awards, restricted stock units, and shares earned but deferred that are referred to in note 1 above.
(3)	Consists of shares available for issuance under Cooper plans as follows: 2011Incentive Plan – 11,088,508 shares; Directors’ Stock Plan – 151,214 shares; and Directors’ Retainer Fee Stock Plan – 81,860 shares.

2011 DIRECTORS’ COMPENSATION

A director who is also a Cooper employee receives no additional compensation for serving on the Board. Annual compensation for non-employee directors is comprised of cash and equity compensation. Cash compensation consists of annual retainers for serving on the Board and Board Committees, and supplemental retainers for the chairs of Board committees and the Presiding Non-Management Director. Each of these components is described in more detail below. The total 2011 compensation of our non-employee directors is shown in the following table:

DIRECTORS COMPENSATION TABLE (1)

Name	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation(5)	Total
(a)	(b)	(c)	(d)	(f)		(g)	(h)
Stephen G. Butler	$93,000	$195,000	0	—		$5,000	$293,000
Robert M. Devlin(6)	30,500	0	0	—		5,000	35,500
Ivor J. Evans	87,000	195,000	0	—		5,000	287,000
Linda A. Hill	71,000	195,000	0	$10,721	(4)	5,000	281,721
Lawrence D. Kingsley	77,000	195,000	0	—		2,500	274,500
James J. Postl	92,000	195,000	0	—		6,163	292,000
Dan F. Smith	71,000	195,000	0	—		5,000	271,000
Gerald B. Smith	102,000	195,000	0	—		5,000	302,000
Mark S. Thompson	77,000	195,000	0	—		5,000	277,000
James R. Wilson(6)	16,750	0	0	—		5,000	21,750

(1)	Column (e) “Non-Equity Incentive Plan Compensation” has been omitted since there are no amounts to report.
(2)	The amounts shown in columns (c) above is the aggregate grant date fair value related to restricted stock units and stock awards computed in accordance with FASB ASC Topic 718. Pursuant to the Directors’ Stock Plan, on the date of the Annual Meeting of Shareholders each non-employee director receives equity compensation with a grant date fair value that is fixed at $195,000 including restricted stock units in the amount of $136,500 and stock awards in the amount of $58,500. For 2011 each non-employee director received 2,095 restricted stock units and 898 shares for the stock awards based on Cooper’s stock price of $65.14 per share, which is the closing price on the grant date. As of December 31, 2011, the aggregate number of deferred stock awards and restricted stock units outstanding, including accrued dividend equivalent shares, are: S. Butler – 31,170 shares; R. Devlin – 24,390 shares; I. Evans – 38,032 shares; L. Hill – 28,842 shares; L. Kingsley – 13,474 shares; J. Postl – 41,995 shares; D. Smith – 63,330 shares; G. Smith – 22,825 shares; M. Thompson – 13,474 shares and J. Wilson – 39,539 shares.
(3)	As of April 2008 the Board approved eliminating stock option grants to non-employee directors. As of December 31, 2011, the aggregate number of stock options outstanding from stock option grants in prior years are: S. Butler – 20,000; I. Evans – 20,000; L. Hill – 16,000; L. Kingsley – 4,000; J. Postl – 16,000; D. Smith – 16,000; G. Smith – 22,000; M. Thompson – 4,000; and J. Wilson – 12,000.
(4)	Represents the aggregate change in the actuarial present value of an annual benefit to be received upon retirement from the Board pursuant to the Directors Retirement Plan. The Plan was terminated in April 1996 and benefits earned were grandfathered.
(5)	Includes $5,000 matching contributions made to charitable institutions by Cooper Industries Foundation on behalf of the director. For Mr. Postl the amount also includes $1,163 for the value of Cooper products received by Mr. Postl.
(6)	In accordance with the Company’s director tenure policy, Mr. Devlin retired from the Board in May 2011 and Mr. Wilson retired from the Board in February 2011.

Cash Compensation

Effective July 1, 2011, the annual Board retainer paid to non-employee directors increased from $55,000 to $75,000. Committee members are paid the following annual retainers in lieu of meeting attendance fees: $12,000 to each member of the Audit Committee and $6,000 to each member of the Management Development and Compensation Committee and Committee on Nominations and Corporate Governance. In addition, the Presiding Non-Management Director receives a supplemental annual retainer of $25,000, the Chair of the Audit Committee receives a supplemental annual retainer of $15,000 and the Chairs of the Management Development and Compensation Committee and Committee on Nominations and Corporate Governance each receive a supplemental annual retainer of $10,000.

Stock Awards

Under the Directors’ Stock Plan, each non-employee director receives equity compensation with an aggregate value that is fixed at $195,000 consisting of restricted stock units in the amount of $136,500 and stock awards in the amount of $58,500. Restricted stock units are credited to a deferred share account and the account is credited with the amount of dividends that would have been paid on an equal number of outstanding shares and the dividend equivalents are used to purchase additional restricted stock units based on the current fair market value of Cooper’s ordinary shares. Upon a director’s cessation of service on the Board, restricted stock units are converted into ordinary shares and are distributed to the director in accordance with the director’s payment election. Each newly elected or appointed non-employee director receives, upon election or appointment, a pro-rata stock and restricted stock unit award according to the time remaining before the next annual meeting date.

Option Awards

Effective in 2008 the Board approved eliminating stock option grants to non-employee directors. Stock options that were previously granted to non-employee directors vest on the third anniversary of the grant date and have a ten-year term. As of December 31, 2011, options for 130,000 shares were outstanding under the Directors’ Stock Plan.

Directors’ Retirement Plan

Prior to February 1996 under the Cooper Industries, Inc. Directors’ Retirement Plan, any director with at least 10 years of service as a director (counting a fractional year as a full year), or any director who retired in accordance with the Board’s director tenure policy, was entitled to receive a benefit amount equal to the annual basic retainer for non-employee directors in effect at the time of retirement, exclusive of any special compensation for services as a committee chairman or attendance at meetings. The benefit amount was payable for the number of years in which the director served on the Board (counting a fractional year as a full year) with payment to cease with the death of the retired director. In February 1996 the Board terminated the retirement plan and no additional benefits have accrued after April 30, 1996. However, any benefits accrued under the plan at that time were grandfathered. Ms. Hill is the only current director who is eligible to receive benefits under the Directors’ Retirement Plan.

Other Benefits

We also provide non-employee directors with travel accident coverage of $500,000 and offer a matching gift program for contributions made by directors to a broad range of educational, health, welfare and cultural organizations up to a maximum match of $5,000 per year.

Stock Ownership Guidelines

The Board has established a stock ownership guideline of three times the annual Board retainer for each director. All directors are in compliance with the stock ownership guidelines.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board. The charter is available on our website at www.cooperindustries.com in the “Investors” section under the “Corporate Governance” tab. The Audit Committee is responsible for the oversight of the integrity of Cooper’s consolidated financial statements, Cooper’s system of internal controls over financial reporting, the qualifications and independence of Cooper’s independent registered public accounting firm (independent auditor), the performance of Cooper’s internal auditor and independent auditor and Cooper’s compliance with legal and regulatory requirements. Subject to approval by the shareholders, we have the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace Cooper’s independent auditor. The Board has determined that each Committee member is independent under applicable independence standards of the NYSE and Securities Exchange Act of 1934, as amended.

The Committee serves in an oversight capacity and is not part of Cooper’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (GAAP) and for the report on Cooper’s internal control over financial reporting. Cooper’s independent auditor, Ernst & Young LLP (Ernst & Young), is responsible for auditing those financial statements, expressing an opinion as to their conformity with GAAP and expressing an opinion on the effectiveness of Cooper’s internal control over financial reporting. Our responsibility is to oversee the financial reporting process and to review and discuss management’s report on Cooper’s internal control over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

We held nine meetings during 2011. The Committee, among other things:

•	Reviewed and discussed Cooper’s quarterly earnings releases, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including the consolidated financial statements;

•	Reviewed and discussed the major financial risk exposures of Cooper and its business units, as appropriate;

•	Reviewed and discussed the annual plan and the scope of work of the internal auditor for 2011 and summaries of the significant reports to management by the internal auditor;

•	Reviewed and discussed the annual plan and scope of work of the independent auditor;

•	Reviewed and discussed reports from management on Cooper’s compliance with applicable legal and regulatory requirements;

•	Reviewed and approved the Committee’s charter; and

•	Met with Ernst & Young, the internal auditor and Cooper’s Chief Compliance Officer in executive sessions.

We reviewed and discussed with management, the internal auditor and Ernst & Young: the audited consolidated financial statements for the year ended December 31, 2011, the critical accounting policies that are set forth in Cooper’s Annual Report on Form 10-K, management’s annual report on Cooper’s internal control over financial reporting and Ernst & Young’s opinion on the effectiveness of the internal control over financial reporting.

We discussed with Ernst & Young matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of Cooper’s consolidated financial statements and the matters required to be discussed by PCAOB AU 380 (Communications with Audit Committees). This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of Cooper’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in Cooper’s consolidated financial statements, including the disclosures related to critical accounting policies.

Ernst & Young also provided to the Committee the written disclosures and the letter required by applicable requirements of the PCAOB and represented that it is independent from Cooper. We discussed with Ernst & Young their independence from Cooper, and considered if services they provided to Cooper beyond those rendered in connection with their audit of Cooper’s annual consolidated financial statements included in its annual report on Form 10-K, reviews of Cooper’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, and their opinion on the effectiveness of Cooper’s internal control over financial reporting were compatible with maintaining their independence. We also reviewed and preapproved, among other things, the audit, audit-related and tax and other services performed by Ernst & Young. We received regular updates on the amount of fees and scope of audit, audit-related, and tax services provided.

Based on our review and the meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that Cooper’s audited consolidated financial statements for the year ended December 31, 2011 be included in Cooper’s Annual Report on Form 10-K. We also selected Ernst & Young as Cooper’s independent auditor for the year ended December 31, 2012 and are presenting the selection to the shareholders for approval.

Respectfully submitted,

James J. Postl, Chairman	Lawrence D. Kingsley
Stephen G. Butler	Mark S. Thompson

RELATIONSHIP WITH INDEPENDENT AUDITORS

The Audit Committee appoints, subject to shareholder approval, our independent auditors for each year. During the year ended December 31, 2011, Ernst & Young LLP was employed principally to perform the annual audit and to render other services. Fees paid to Ernst & Young LLP for each of the last two fiscal years are listed in the following table.

Year Ended December 31	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2011	$4,257,000	$1,048,000	$544,000	$0
2010	4,190,000	447,000	612,000	0

Audit fees include fees for the audit and quarterly reviews of the consolidated financial statements, the internal control audit pursuant to Section 404 of the Sarbanes-Oxley Act, statutory audits of Cooper and its subsidiaries required by governmental or regulatory bodies, comfort letters, consents, assistance with and review of documents filed with the SEC and accounting and financial reporting consultations and research work necessary to comply with generally accepted accounting principles. Audit-related fees principally include fees for merger and acquisition assistance and pension and benefit plan audits. Tax fees primarily include fees for tax compliance such as tax return preparation for international subsidiaries, and tax planning and advice relating to tax audits, internal reorganizations and international operations. In 2011 tax compliance fees were $400,000 and fees for tax planning and advice were $144,000. In 2010, tax compliance fees were $400,000 and fees for tax planning and advice were $212,000. The Audit Committee has considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by independent auditors. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for any particular category of non-audit services and to engage the independent auditor for any non-audit services not included in the budget. The Committee may delegate pre-approval authority to one or more members of the Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Committee. No non-audit services were rendered pursuant to the de minimis safe harbor exception to the pre-approval requirements under Section 10A of the Securities Exchange Act of 1934.

Representatives of Ernst & Young LLP will be available to answer questions and discuss matters pertaining to the reports of the independent auditors contained in the financial statements included in Cooper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Representatives of Ernst & Young LLP will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

ANNUAL REPORT ON FORM 10-K

If you received a printed copy of the proxy materials, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as filed with the Securities and Exchange Commission was sent to you with this proxy statement. It is also available at the “Investor Center” tab on our website (www.cooperindustries.com) or may be obtained upon request and without charge, by writing to:

Director of Treasury and Investor Relations

Cooper Industries plc

Unit F10, Maynooth Business Campus

Maynooth, Ireland

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filings by Cooper under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this proxy statement entitled “Compensation Committee Report,” and “Audit Committee Report” (to the extent permitted by the rules of the Securities and Exchange Commission) as well as the annexes to this proxy statement, will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the Securities and Exchange Commission.

PROPOSAL 2

CONSIDER THE COMPANY’S IRISH STATUTORY ACCOUNTS

AND THE REPORTS OF THE DIRECTORS AND AUDITORS THEREON

We refer to our financial statements for the fiscal year ended December 31, 2011 prepared in accordance with Irish law as our “Irish Statutory Accounts”. The Irish Statutory Accounts and related reports, which are being provided to our shareholders along with this proxy statement, are being presented to the shareholders at the Annual Meeting to provide the shareholders an opportunity to consider the Irish Statutory Accounts and the reports of the directors and auditors thereon and ask any relevant and appropriate questions of the representative of our independent auditor in attendance at the Annual Meeting. The Board of Directors approved the Irish Statutory Accounts on March 1, 2012.

Please note that a vote “FOR” or “AGAINST” this proposal will have no effect on the approval of the Irish Statutory Accounts by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

Shareholders are being asked to ratify the appointment of our independent auditors and to authorize our Audit Committee to set the auditors’ remuneration. The Audit Committee has tentatively selected Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2012 and has also tentatively selected Ernst & Young as independent auditors of the Company’s Irish Statutory Accounts. The Board of Directors is asking shareholders to ratify such appointment and authorize our Audit Committee to set the auditors’ remuneration.

Ernst & Young LLP acted as independent auditors for the 2011 fiscal year. Information pertaining to the services rendered by Ernst & Young LLP is included under the caption “Relationship with Independent Auditors.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 4

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), our shareholders are entitled to vote at the Annual Meeting to approve the compensation of the Company’s Named Executives, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on Cooper or the Board of Directors. Although the vote is non-binding, the Management Development and Compensation Committee (the “Committee”) and the Board value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions.

We urge you to consider the various matters regarding our executive compensation program as described more fully in the Compensation Discussion and Analysis section beginning at page 18 of this proxy statement. Cooper’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Cooper’s strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives.

We believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. We emphasize compensation opportunities that reward our executives when they deliver targeted financial results. The compensation of our Named Executives varies depending on the achievement of pre-established performance goals, both individual and corporate. Our strong focus on pay-for-performance has served our shareholders well over the years.

2011 Business Performance Highlights

Under the leadership of our CEO and other Named Executives, we have delivered strong financial results and made substantial achievements on our key business objectives, which has translated into long-term superior returns for our shareholders. In 2011, Cooper achieved all-time record earnings per share from continuing operations of $3.87. This was achieved despite Electrical revenues that are approximately $350 million below 2008, the year of our prior record EPS from continuing operations of $3.59. The Company continued to deliver outstanding financial and operating results as a function of our outstanding portfolio of businesses, operating excellence and balanced capital deployment model. The following summarizes our key business and financial highlights for 2011:

•	Cooper’s total shareholder returns exceeded the performance of our 15-company peer group average return over one-, three-, five-, and ten-year time periods.

•	Record earnings per share from continuing operations with 21% growth over 2010 (excluding loss related to the formation of the Tools joint venture).

•	Total revenue growth of 14%, excluding revenues of the Tools segment which was deconsolidated in the third quarter 2010. Core revenues increased 10%.

•

Free cash flow was $702.4 million, excluding the $250 million asbestos trust settlement payment. Free cash flow was greater than net income from continuing operations for the eleventh consecutive year.

•	Record international sales with 40% of total sales to customers outside the United States.

•	The dividend was increased 7% in February, resulting in a cumulative increase in the dividend of 57% from 2006.

•	Repurchased 8.0 million shares at an average cost of $49.13.

•	The Patent Board ranked Cooper as the #1 innovator for the Industrial Components and Fixtures industry for the third consecutive period.

•	New product vitality, which represents revenues from sales of products developed in the last three years, was a record 29% of total revenue.

•	Strong net productivity of 4% Company-wide.

•	Seven acquisitions that expanded our global footprint and significantly enhanced our product portfolio.

•	The Tools joint venture is achieving outstanding results and creating shareholder value.

Executive Compensation Practices

Cooper also has executive compensation policies and procedures in place to align executive compensation with shareholder interests and mitigate risks in its executive compensation program. The following policies and practices reinforce Cooper’s high governance standards:

•

Cooper ties pay to performance. A significant portion of executive compensation is at risk. We set objective financial goals for corporate and division performance and differentiate awards based on achievement of individual strategic initiatives.

•	The Committee annually reviews and approves the maximum or cap on annual incentive compensation for each executive officer. This cap is competitive, but prudent, to discourage excessive risk-taking.

•

Cooper provides a balance between annual and long-term incentive compensation to ensure a strategic focus on sustaining long-term profitable growth plans while meeting or exceeding annual operating plan goals.

•

Cooper has stringent stock ownership and retention guidelines for our executive officers, including the Named Executives. As of December 31, 2011 each of the Named Executives satisfied his individual stock ownership level or is making satisfactory progress within the five-year period to achieve compliance.

•

Cooper has change in control provisions which provide for certain payments to executives only in the event that an executive officer is terminated within 2 years following a change in control (“double trigger”).

•	Cooper has adopted a policy prohibiting all executive officers and members of the Board from engaging in any hedging transactions with respect to personally held securities of the Company.

•	The Committee benefits from the use of an independent compensation consultant.

•	Cooper does not re-price underwater stock options.

•	Cooper does not believe any of the Company’s compensation programs create risks that are reasonably likely to pose a material adverse impact to the Company.

•	Cooper does not have restoration plans, which commonly provide true-ups above IRS guidelines into non-qualified plans for executives.

•	Cooper does not have employment contracts for the CEO or other Named Executives.

Steps Taken in Response to Most Recent Say-on-Pay Vote Results

Although the shareholder vote on executive compensation is an advisory vote only, Cooper management and the Board value the opinions of our shareholders and have considered the outcome of the voting results on executive compensation from last year’s Annual Meeting of Shareholders. Following are steps we have taken in response to the vote.

•	The management team reached out to our top 25 shareholders to engage in open discussion and respond to inquiries regarding our executive compensation program.

•

The Committee approves base salaries, maximum annual bonus opportunities and equity grants to executives in February of each year. In February 2012 the Committee approved maintaining the CEO’s current base salary with no annual increase and maintaining his maximum annual bonus opportunity. The grants of stock and option awards approved by the Committee in 2012 for the CEO have an aggregate grant date fair value approximately 30% less than the aggregate grant date fair value of his 2011 stock and option awards.

•	Cooper eliminated the payment of discretionary bonuses to its CEO and other Named Executives in 2011.

•

Cooper has assured investors that the 152,256 restricted stock units granted to the CEO in 2010 was a special non-routine grant. In recognition of the CEO’s leadership, achieving long-term financial results, increase in shareholder value and successful implementation of strategic initiatives, the Committee agreed to grant these restricted stock units as a long-term retention incentive to secure the CEO’s continued leadership in coming years. These restricted stock units vest ratably in June 2016, 2017 and 2018.

•

Cooper has implemented a strong clawback provision that is broader and more robust than the clawback provisions of the Dodd-Frank Act. Cooper’s clawback provisions apply to all recipients of incentive awards for any conduct detrimental to the Company including violation of applicable ethics and business policies of the Company, unauthorized disclosure of material proprietary information, fraud or misconduct, an act of personal dishonesty intended to result in the personal enrichment, neglect of the individual’s assigned duties, violation of noncompetition agreements, and any other conduct detrimental to the Company or its reputation as reasonably determined by the Board. If the clawback is triggered, all outstanding incentive awards are cancelled and there is a three-year clawback which requires the individual to repay the Company the full amount realized on exercised stock options, performance share awards and vested restricted stock units.

•

Within four days of last year’s Annual Meeting of Shareholders, Cooper filed a Current Report on Form 8-K that included our commitment to hold an advisory vote on executive compensation on an annual basis.

For the reasons discussed above, the Board of Directors unanimously recommends that the shareholders vote in favor of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executives, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

THE BOARD RECOMMENDS A VOTE FOR THE ADVISORY RESOLUTION

APPROVING THE COMPANY’S EXECUTIVE COMPENSATION

PROPOSAL 5

AUTHORIZE ANY SUBSIDIARY OF THE COMPANY

TO MAKE MARKET PURCHASES OF COMPANY SHARES

Under Irish law, no subsidiary of the Company may make market purchases of the Company’s shares without shareholder approval. Accordingly, shareholders are being asked to authorize any subsidiaries of the Company to make market purchases of the Company’s shares. The maximum number of shares authorized to be acquired by any subsidiaries pursuant to this resolution and including any shares to be purchased by the Company by way of redemption shall not exceed the remaining authorization under the Company’s current share repurchase program, as previously approved by the Company’s Board of Directors. As of January 31, 2012, the remaining authorization under the current share repurchase program was 13,649,582 shares plus a number of shares determined on an annual basis that the Company expects to issue under its equity compensation plans, matched savings plan and dividend reinvestment plan in order to offset the dilution that results from issuing shares under these plans. If adopted, this authority will expire on the close of business on October 23, 2013 unless previously varied, revoked or renewed by an ordinary resolution of shareholders. Such purchases would be made only at price levels set forth in the resolution below, after taking into account the Company’s overall financial position.

Resolution

The text of the resolution, which, if thought fit, will be passed as an ordinary resolution at the Annual Meeting, is as follows:

RESOLVED, that any subsidiary of the Company (as defined by Section 155 of the Companies Act 1963) is hereby generally authorized to make market purchases (as defined by section 212 of the Companies Act 1990) of ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time, but subject to the provisions of the Companies Act 1990 and to the following provisions:

(a)	The maximum number of shares authorized to be acquired by any subsidiaries of the Company pursuant to this resolution and including any shares to be purchased by the Company by way of redemption shall not exceed the remaining authorization under the Company’s current share repurchase program.

(b)	The maximum price to be paid for any ordinary share shall be an amount equal to 115% of the closing price on the New York Stock Exchange for the ordinary shares on the trading day preceding the day on which the relevant share is purchased by the relevant subsidiary of the Company.

(c)	The minimum price to be paid for any ordinary share shall be the nominal value for that share.

(d)	This general authority will be effective from the date of passing of this resolution and expire eighteen months thereafter, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of section 215 of the Companies Act 1990. Any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 5.

PROPOSAL 6

AUTHORIZE THE REISSUE PRICE RANGE OF TREASURY SHARES

The Company may, from time to time, reissue shares purchased or redeemed by it and not cancelled (“treasury shares”). Under Irish company law, we are required to seek shareholder approval of a price range in which we may reissue such shares out of treasury in off-market transactions. Accordingly, we are asking our shareholders to approve a special resolution authorizing the Company to reissue treasury shares at a price not less than the low trading price and not more than the high trading price as reported on the New York Stock Exchange on the reissuance date (unless such treasury shares are issued to satisfy an obligation under an employee share plan in which case the shares may be issued for nominal or par value). If adopted, this authority would expire on the close of business on October 23, 2013 unless previously varied, revoked or renewed by a special resolution of shareholders. We expect to propose renewal of this authorization at subsequent Annual Meetings.

Special Resolution

The text of the special resolution, which, if thought fit, will be passed as a special resolution at the Annual Meeting is as follows:

RESOLVED, that, for purposes of Section 209 of the Companies Act 1990, the reissue price at which any treasury shares (as defined by such Section 209) held by the Company may be reissued off-market shall be as follows:

(a)	the maximum price at which a treasury share may be reissued off-market shall be an amount equal to the high trading price per ordinary share of the Company as reported on the New York Stock Exchange on the trading day of the proposed reissuance date; and

(b)	the minimum price at which a treasury share may be reissued off-market shall be the nominal or par value of the share where such a share is required to satisfy an obligation under an employee share plan operated by the Company or, in all other cases, an amount equal to the low trading price per ordinary share of the Company as reported on the New York Stock Exchange on the trading day of the proposed reissuance date.

FURTHER RESOLVED, that this authority to reissue treasury shares shall expire on the date eighteen months from the date of passing this resolution, unless previously varied or renewed in accordance with the provisions of Section 209 of the Companies Act 1990.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 6.

APPENDIX A

List of Benchmark Companies for Executive Compensation

Cooper uses several market data sources to benchmark executive compensation including an executive compensation peer group, which is comprised of twenty-three companies from the S&P Industrial Group Index and the Dow Jones Electrical Index that have a similar talent base, operating models and end-markets. The median revenues and market capitalization of the companies in this peer group are also comparable to Cooper. In addition to this peer group, Cooper benchmarks its executive compensation using general industry market data extracted from the Towers Watson Executive Compensation Data Bank and the Frederic W. Cook Survey of Long-Term Incentives. The benchmark compensation analyses make use of both general industry and peer group data extracted from these surveys, which is used to determine competitive compensation estimates by size-adjusting to Cooper revenues. The following companies comprise these respective groups for benchmarking executive compensation.

Cooper uses a different peer group for benchmarking its financial performance including total shareholder returns, which is a component for determining the level of performance shares to be earned by an executive under the Company’s long-term equity incentive program. For more information on the Company’s financial performance peer group, see the discussion on page 24 under the heading “Use of Competitive Data for Benchmarking Executive Compensation and Total Shareholder Returns”.

Towers Watson Executive Compensation Data Bank – General Industry Data

3M A.O. Smith Abbott Laboratories	Carnival Carpenter Technology Caterpillar	Express Scripts Fair Isaac Federal-Mogul
AbitibiBowater Accenture ACH Food	CDI CF Industries CGI Technologies & Solutions	Fidelity National Information Services Fiserv Fluor
Acuity Brands Adecco Aerojet	Chattem Chemtura Chiquita Brands	Ford Fortune Brands GAF Materials
Agilent Technologies Agrium Air Liquide	Choice Hotels International Chrysler CHS	Gavilon General Atomics General Dynamics
Air Products and Chemicals Alcoa Alcon Laboratories	Cisco Systems Cliffs Natural Resources COACH	General Mills General Motors Genzyme
Alexander & Baldwin Alliant Techsystems American Crystal Sugar	Coca-Cola Coca-Cola Enterprises Coinstar	GlaxoSmithKline Goodman Manufacturing Goodrich
American Sugar Refining AMERIGROUP AmerisourceBergen	Colgate-Palmolive Comcast ConAgra Foods	Google Graco Greif
AMETEK Amgen Ann Taylor Stores AOL	Continental Automotive Systems ConvaTec Convergys Cooper Industries	Grupo Ferrovial GSI Commerce GTECH H.B. Fuller
APL Appleton Papers Applied Materials	CoreLogic Corning Covance	Hanesbrands Harland Clarke Harley-Davidson
ARAMARK Armstrong World Industries Arrow Electronics	Covidien CSR CSX	Harman International Industries Hasbro Haynes International
Ashland AstraZeneca AT&T	Curtiss-Wright CVS Caremark Cytec	HBO HD Supply Headway Technologies
Automatic Data Processing Avery Dennison Avis Budget Group	Daiichi Sankyo Daimler Trucks North America Dannon	Herman Miller Hershey Hertz
BAE Systems Ball Barnes Group	Darden Restaurants Dassault Systems Day & Zimmermann	Hewlett-Packard Hexcel Hilton Worldwide
Battelle Memorial Institute Baxter International Bayer AG	Dean Foods Deckers Outdoor Dell	Hitachi Data Systems HNI HNTB
Bayer CropScience Beckman Coulter Belo	Delta Air Lines Deluxe Dentsply	Hoffmann-La Roche Holcim Home Depot
Bemis Benjamin Moore Best Buy Big Lots	Dex One Diageo North America Dollar Tree Stores Domtar	Honeywell Hormel Foods Hostess Brands Houghton Mifflin Harcourt Publishing
Boeing Boston Scientific Bovis Lend Lease	Donaldson Dow Corning DuPont	Hunt Consolidated Huron Consulting Group Husky Injection Molding Systems
Brady Bristol-Myers Squibb Broadridge Financial Solutions	Eastman Chemical Eastman Kodak Eaton	Hyatt Hotels IBM IDEXX Laboratories
Brown-Forman Bucyrus International Bunge	eBay Ecolab Eli Lilly	IKON Office Solutions Illinois Tool Works IMS Health
Burlington Northern Santa Fe Bush Brothers CA	EMC EMD Millipore Endo Pharmaceuticals	Ingersoll Rand Intel Intercontinental Hotels
Calgon Carbon Cameron International Cardinal Health	Equifax Equity Office Properties Ericsson	International Flavors & Fragrances International Paper Interpublic Group
Cargill Carlson Companies Carmeuse North America Group	Estee Lauder Evergreen Packaging Experian Americas	Intrepid Potash Invensys Controls ION Geophysical

Irvine Company	Norfolk Southern	SRA International
ITT	Novartis	Stantec
ITT Mission Systems	Novartis Consumer Health	Starbucks
J.M. Smucker	Novo Nordisk Pharmaceuticals	StarTek
J.R. Simplot	Nypro	Starwood Hotels & Resorts
Jabil Circuit	Occidental Petroleum	Statoil
Jack in the Box	Office Depot	Steelcase
JetBlue	Omnicare	Stryker
JM Family Enterprises	Orange Business Services	Sulzer Pumps US
Johns-Manville	Oshkosh	SunGard Data Systems
Johnson & Johnson	Overhead Door	Sunoco
Johnson Controls	Owens Corning	Sunovion Pharmaceuticals
Kaman Industrial Technologies	Owens-Illinois	SuperValu Stores
Kansas City Southern	Oxford Industries	Swagelok
Kao Brands	Panasonic of North America	Syngenta Crop Protection
KBR	Parker Hannifin	Takeda Pharmaceutical
Kellogg	Parsons	Taubman Centers
Kimberly-Clark	Performance Food Group	TE Connectivity
Kinetic Concepts	PerkinElmer	Tektronix
Kinross Gold	Pfizer	Temple-Inland
Koch Industries	Pitney Bowes	Teradata
Kohler	Plexus	Terex
Komatsu America	Polaris Industries	Textron
L-3 Communications	Potash	Thermo Fisher Scientific
Land O’Lakes	PPG Industries	Thomas & Betts
Level 3 Communications	Praxair	Time Warner
Lexmark International	ProBuild Holdings	Time Warner Cable
Life Technologies	Pulte Homes	Timken
Linde	Purdue Pharma	T-Mobile USA
Lockheed Martin	QUALCOMM	Toro
Lorillard Tobacco	Quintiles	Total System Services
Lubrizol	R.R. Donnelley	Travelport
Lyondell Chemical	Ralcorp Holdings	Trident Seafoods
Magellan Midstream Partners	Reader’s Digest	TRW Automotive
ManTech International	Realogy	Tupperware
Marriott International	Reddy Ice	Tyson Foods
Martin Marietta Materials	Regal-Beloit	U.S. Foodservice
Mary Kay	Regency Centers	Underwriters Laboratories
Mattel	Rent-A-Center	Unilever United States
Matthews International	Research in Motion	Union Pacific
McClatchy	Ricardo	Unisys
McDonald’s	Rio Tinto	United Rentals
McGraw-Hill	Roche Diagnostics	United States Cellular
McKesson	Rockwell Automation	United States Steel
MDC Holdings	Rockwell Collins	United Technologies
MeadWestvaco	Ryder System	URS Energy & Construction
Media General	Safety-Kleen Systems	USG
Medicines Company	SAIC	UTi Worldwide
Medtronic	Sanofi-Aventis	Valero Energy
Merck & Co.	SCA Americas	Vangent
Microsoft	Schreiber Foods	Verde Realty
Milacron	Schwan’s	Verizon
Mitsubishi Power Systems Americas	Scotts Miracle-Gro	Viacom
Molson Coors Brewing	Scripps Networks Interactive	Vision Service Plan
Momentive Specialty Chemicals	Seagate Technology	Visteon
Monsanto	Sealed Air	Vulcan Materials
Mosaic	ServiceMaster	VWR International
Motorola Mobility	ShawCor	Walt Disney
Motorola Solutions	Sherwin-Williams	Waste Management
Murphy Oil	Siemens AG	Wendy’s/Arby’s Group
MWH Global	Sigma-Aldrich	Weyerhaeuser
Navistar International	Smith & Nephew	Whirlpool
NCR	Snap-On	Wilsonart International
Nestlé USA	Sodexo	Winnebago Industries
Newmont Mining	Sonoco Products	Wm. Wrigley Jr.
NewPage	Space Systems Loral	Wyndham Worldwide
Nissan North America	Spirit AeroSystems	Xerox
Nokia	SprintNextel	YRC Worldwide
Noranda Aluminum	SPX	Yum! Brands

Custom Compensation Data Group

Amphenol Corp
Danaher Corp
Dover Corp
Eaton Corp
Emerson Electric Co
Flowserve Corp
General Cable Corp
Hubbell Inc
Illinois Tool Works Inc.
Ingersoll-Rand PLC
ITT Corp
Masco Corp
Molex Inc
Parker Hannifin Corp
Rockwell Automation Inc
Roper Industries Inc
Snap-On Inc
Stanley Black & Decker Inc
TE Connectivity Ltd
Textron Inc
Thomas & Betts Corp
Tyco International Ltd
WW Grainger Inc

Frederic W. Cook Survey of Long-Term Incentives – General Industry Data

3M	WellsFargo
Aetna	Western Union
Allstate	Williams Companies
American Express	Xerox
Amgen	Yahoo
Apple
Bristol-Myers Squibb
Coca-Cola
Colgate-Palmolive
Cooper Industries
Corning
Delta Airlines
Duke Energy
DuPont
Ecolab
Edison International
EMC
Emerson Electric
Express Scripts
Exxon Mobil
Fluor
Genentech
General Electric
General Mills
General Motors
Gilead Sciences
Goodyear
H.J. Heinz
Honeywell
Illinois Tool Works
J.M. Smucker
Johnson and Johnson
Kellogg
Macy’s Marriott Intl.
Mastercard
McDonald’s
McKesson
Medtronic
Merck
Newmont Mining
Northrop Grumman
Occidental Petroleum
PepsiCo
Pfizer
PPG Industries
Principal Financial
Prudential Financial
Sara Lee
Tenet Healthcare
Tesoro
Thompson Reuters
Travelers Companies
Tyco International
VF Corporation
Waste Management
WellPoint

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you transmit your voting instructions by the Internet or by Telephone,

you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M41984-P20248-Z57229 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COOPER INDUSTRIES PLC
The Board of Directors recommends you vote FOR each of the Director Nominees and FOR items 2, 3, 4, 5 and 6:

1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. Ivor J. Evans 1b. Kirk S. Hachigian 1c. Lawrence D. Kingsley	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐			For	Against	Abstain
2.	To consider the Company’s Irish Statutory Accounts and the related reports of the directors and auditors.						☐	☐	☐
3.	Appoint Ernst & Young LLP as our independent auditors for the year ending 12/31/2012.						☐	☐	☐
4.	To approve on an advisory basis, the compensation of the Company’s named executive officers.						☐	☐	☐
5.	To authorize any subsidiary of the Company to make market purchases of Company shares.						☐	☐	☐
6.	To authorize the reissue price range of treasury shares.						☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.				☐ ☐
Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report including 10-K and Irish Statutory Accounts including related reports are available at www.proxyvote.com.

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M41985-P20248-Z57229

COOPER INDUSTRIES PLC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL GENERAL MEETING OF SHAREHOLDERS

APRIL 23, 2012

The shareholder(s) hereby appoint(s) Bruce M. Taten and Terrance V. Helz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of Cooper Industries PLC that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 4:00 p.m., on April 23, 2012 at The Merrion Hotel, 22-24 Upper Merrion Street, Dublin, Ireland, and any adjournment or postponement thereof, and in their discretion upon any other business that may come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS and FOR ITEMS 2, 3, 4, 5 and 6.

This card also constitutes voting instructions for any shares held for the shareholder in Cooper’s Dividend Reinvestment and Stock Purchase Plan, the Cooper Industries Retirement Savings and Stock Ownership Plan, and the Apex Tool 401 (k) Savings Plan as described in the Notice of Meeting and Proxy Statement.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY

CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address change/comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side